Exhibit 99(a)

FINANCIAL STATEMENTS AND INFORMATION

INDEX TO FINANCIAL STATEMENTS OF CLEVELAND-CLIFFS

F-i

Statements of Consolidated Financial Position
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	December 31
	2007	2006
	(In millions)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$157.1	$351.7
Trade accounts receivable	84.9	32.3
Inventories	241.9	200.9
Supplies and other inventories	77.0	77.5
Deferred and refundable taxes	19.7	9.7
Derivative assets	69.5	32.9
Other	104.5	77.3

TOTAL CURRENT ASSETS	754.6	782.3
NET PROPERTIES	1,823.9	884.9
OTHER ASSETS
Prepaid pensions — salaried	6.7	2.2
Long-term receivables	38.0	43.7
Deferred income taxes	42.1	107.0
Deposits and miscellaneous	89.5	83.7
Investments in ventures	265.3	7.0
Marketable securities	55.7	28.9

TOTAL OTHER ASSETS	497.3	272.5

TOTAL ASSETS	$3,075.8	$1,939.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$149.9	$142.4
Accrued employment costs	73.2	48.0
Other postretirement benefits	11.2	18.3
Income taxes payable	11.5	29.1
State and local taxes payable	33.6	25.6
Environmental and mine closure obligations	7.6	8.8
Accrued expenses	50.1	28.1
Deferred revenue	28.4	62.6
Other	34.1	12.0

TOTAL CURRENT LIABILITIES	399.6	374.9
POSTEMPLOYMENT BENEFIT LIABILITIES
Pensions	90.0	140.4
Other postretirement benefits	114.8	139.0

TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	204.8	279.4
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	123.2	95.1
DEFERRED INCOME TAXES	189.0	117.9
REVOLVING CREDIT FACILITY	240.0	—
TERM LOAN	200.0	—
CONTINGENT CONSIDERATION	99.5	—
DEFERRED PAYMENT	96.2	—
OTHER LIABILITIES	107.3	68.5

TOTAL LIABILITIES	1,659.6	935.8
MINORITY INTEREST	117.8	85.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK — ISSUED 172,500 SHARES 134,715 AND 172,300 OUTSTANDING IN 2007 AND 2006	134.7	172.3
SHAREHOLDERS’ EQUITY
Preferred stock — no par value
Class A — 3,000,000 shares authorized and unissued
Class B — 4,000,000 shares authorized and unissued
Common Shares — par value $0.125 a share
Authorized — 224,000,000 shares;
Issued — 134,623,528 shares	16.8	16.8
Capital in excess of par value of shares	116.6	103.2
Retained Earnings	1,316.2	1,078.5
Cost of 47,455,922 Common Shares in treasury (2006 — 52,812,828 shares)	(255.6)	(282.8)
Accumulated other comprehensive loss	(30.3)	(169.9)

TOTAL SHAREHOLDERS’ EQUITY	1,163.7	745.8

COMMITMENTS AND CONTINGENCIES
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,075.8	$1,939.7

See notes to consolidated financial statements.

Statements of Consolidated Operations
Cleveland-Cliffs Inc and Consolidated Subsidiaries

	Year Ended December 31,
	2007	2006	2005
	(In millions, except per share amounts)

REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,997.3	$1,669.1	$1,512.2
Freight and venture partners’ cost reimbursements	277.9	252.6	227.3

	2,275.2	1,921.7	1,739.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,813.2)	(1,507.7)	(1,350.5)

SALES MARGIN	462.0	414.0	389.0
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	14.5	11.7	13.1
Casualty recoveries	3.2	—	12.3
Selling, general and administrative expenses	(114.2)	(72.4)	(62.1)
Gain on sale of assets — net	18.4	—	—
Miscellaneous — net	(2.3)	12.4	4.2

	(80.4)	(48.3)	(32.5)

OPERATING INCOME	381.6	365.7	356.5
OTHER INCOME (EXPENSE)
Interest income	20.0	17.2	13.9
Interest expense	(22.6)	(5.3)	(4.5)
Other — net	1.7	10.2	2.2

	(0.9)	22.1	11.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST, EQUITY LOSS FROM VENTURES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	380.7	387.8	368.1
PROVISION FOR INCOME TAXES	(84.1)	(90.9)	(84.8)
MINORITY INTEREST (net of tax $4.7 million, $7.3 million and $5.4 million in 2007, 2006 and 2005)	(15.6)	(17.1)	(10.1)
EQUITY LOSS FROM VENTURES	(11.2)	—	—

INCOME FROM CONTINUING OPERATIONS	269.8	279.8	273.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of tax 0.2 million, $0.2 million and $0.4 million in 2007, 2006 and 2005)	0.2	0.3	(0.8)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	270.0	280.1	272.4
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8 million)	—	—	5.2

NET INCOME	270.0	280.1	277.6
PREFERRED STOCK DIVIDENDS	(5.2)	(5.6)	(5.6)

INCOME APPLICABLE TO COMMON SHARES	$264.8	$274.5	$272.0

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$3.19	$3.26	$3.08
Discontinued operations	—	—	(.01)
Cumulative effect of accounting changes	—	—	.06

EARNINGS PER COMMON SHARE — BASIC	$3.19	$3.26	$3.13

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$2.57	$2.60	$2.46
Discontinued operations	—	—	(.01)
Cumulative effect of accounting changes	—	—	.05

EARNINGS PER COMMON SHARE — DILUTED	$2.57	$2.60	$2.50

AVERAGE NUMBER OF SHARES (In thousands)
Basic	82,988	84,144	86,912
Diluted	105,026	107,654	111,346

See notes to consolidated financial statements.

Statements of Consolidated Cash Flows

Cleveland-Cliffs Inc and Consolidated Subsidiaries

	Year Ended December 31,
	2007	2006	2005
	(In millions, brackets indicate cash decrease)

CASH FLOW FROM CONTINUING OPERATIONS OPERATING ACTIVITIES
Net income	$270.0	$280.1	$277.6
(Income) loss from discontinued operations	(0.2)	(0.3)	0.8
Cumulative effect of accounting change	—	—	(5.2)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	107.2	73.9	42.8
Minority interest	15.6	17.1	10.1
Share-based compensation	11.8	4.9	—
Equity loss in ventures (net of tax)	11.2	—	—
Environmental and closure obligation	1.3	(1.6)	6.0
Pensions and other postretirement benefits	(35.4)	(40.3)	(35.2)
Deferred income taxes	(33.1)	(4.8)	(4.4)
Derivatives and currency hedges	(15.4)	(8.0)	36.7
Gain on sale of assets	(17.9)	(9.9)	(11.3)
Excess tax benefit from share-based compensation	(4.3)	(1.2)	—
Casualty recoveries	(3.2)	—	(12.3)
Proceeds from casualty recoveries	3.2	—	12.3
Other	5.9	(0.2)	5.4
Changes in operating assets and liabilities:
Receivables & other assets	18.0	73.0	(64.8)
Product inventories	3.2	(29.9)	9.8
Deferred revenue	(34.2)	62.4	0.2
Payables and accrued expenses	(14.8)	3.4	73.3
Sales of marketable securities	—	13.6	182.8
Purchases of marketable securities	—	(3.7)	(10.0)

Net cash from operating activities	288.9	428.5	514.6
INVESTING ACTIVITIES
Acquisition of PinnOak	(343.8)	—	—
Purchase of property, plant and equipment:	(199.5)	(119.5)	(97.8)
Investments in ventures	(180.6)	(13.4)	(8.5)
Purchase of marketable securities	(85.3)	—	—
Redemption of marketable securities	40.6	—	—
Proceeds from sale of assets	23.2	5.5	4.4
Investment in Portman Limited	—	—	(409.0)
Payment of currency hedges	—	—	(9.8)

Net cash used by investing activities	(745.4)	(127.4)	(520.7)
FINANCING ACTIVITIES
Borrowings under credit facilities	1,195.0	—	175.0
Repayments under credit facilities	(755.0)	—	(175.0)
Repayment of PinnOak debt	(159.6)	—	—
Common Stock dividends	(20.9)	(20.2)	(13.1)
Preferred Stock dividends	(5.5)	(5.6)	(5.6)
Repayment of capital lease obligations	(4.3)	(3.1)	—
Repayment of other borrowings	(2.6)	(0.8)	—
Repurchases of Common Stock	(2.2)	(121.5)	—
Issuance costs of revolving credit	(1.0)	(1.0)	(2.7)
Excess tax benefit from share-based compensation	4.3	1.2	—
Contributions by minority interest	1.9	1.9	2.1
Proceeds from stock options exercised	—	0.7	5.7

Net cash from (used by) financing activities	250.1	(148.4)	(13.6)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	11.8	5.9	(2.2)

CASH FROM (USED BY) CONTINUING OPERATIONS	(194.6)	158.6	(21.9)
CASH FROM (USED BY) DISCONTINUED OPERATIONS
— OPERATING	—	0.3	(5.2)
— INVESTING	—	—	3.0

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(194.6)	158.9	(24.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	351.7	192.8	216.9

CASH AND CASH EQUIVALENTS AT END OF YEAR	$157.1	$351.7	$192.8

See notes to consolidated financial statements.

Statements of Consolidated Shareholders’ Equity
Cleveland-Cliffs Inc and Consolidated Subsidiaries

			Capital
			in			Accumulated
			Excess			Other
	Number		of Par		Common	Compre-
	of		Value		Shares	hensive
	Common	Common	of	Retained	in	Income
	Shares	Shares	Shares	Earnings	Treasury	(Loss)	Total
	(In millions)

January 1, 2005	43.2	$16.8	$92.3	$565.3	$(169.4)	$(81.0)	$424.0
Comprehensive income
Net income	—	—	—	277.6	—	—	277.6
Other comprehensive income
Minimum pension liability	—	—	—	—	—	(19.5)	(19.5)
Unrealized gain on securities	—	—	—	—	—	1.5	1.5
Unrealized loss on Foreign Currency Translation	—	—	—	—	—	(24.7)	(24.7)
Unrealized loss on derivative instruments	—	—	—	—	—	(1.9)	(1.9)

Total comprehensive income	—	—	—	—	—	—	233.0
Stock options exercised	0.2	—	3.2	—	2.5	—	5.7
Stock and other incentive plans	0.4	—	5.0	—	2.6	—	7.6
Preferred Stock dividends	—	—	—	(5.6)	—	—	(5.6)
Common Stock dividends	—	—	—	(13.1)	—	—	(13.1)

December 31, 2005	43.8	16.8	100.5	824.2	(164.3)	(125.6)	651.6
Comprehensive income
Net income	—	—	—	280.1	—	—	280.1
Other comprehensive income
Minimum pension and OPEB liability	—	—	—	—	—	17.9	17.9
Unrealized gain on marketable securities	—	—	—	—	—	7.9	7.9
Unrealized gain on Foreign Currency Translation	—	—	—	—	—	34.3	34.3
Unrealized gain on derivative instruments	—	—	—	—	—	6.3	6.3

Total comprehensive income	—	—	—	—	—	—	346.5
Effect of implementing SFAS 158	—	—	—	—	—	(110.7)	(110.7)
Stock options exercised	—	—	0.3	—	0.4	—	0.7
Stock and other incentive plans	0.4	—	2.3	—	2.5	—	4.8
Stock split	42.4	—	—	—	—	—	—
Repurchases of Common Stock	(4.8)	—	—	—	(121.5)	—	(121.5)
Conversion of Preferred Stock	—	—	0.1	—	0.1	—	0.2
Preferred Stock dividends	—	—	—	(5.6)	—	—	(5.6)
Common Stock dividends	—	—	—	(20.2)	—	—	(20.2)

December 31, 2006	81.8	16.8	103.2	1,078.5	(282.8)	(169.9)	745.8
Comprehensive income
Net income	—	—	—	270.0	—	—	270.0
Other comprehensive income
Pension and OPEB liability	—	—	—	—	—	38.8	38.8
Unrealized net gain on marketable securities	—	—	—	—	—	0.6	0.6
Unrealized net gain on Foreign Currency Translation	—	—	—	—	—	86.9	86.9
Unrealized loss on interest rate swap	—	—	—	—	—	(0.9)	(0.9)
Unrealized gain on derivative instruments	—	—	—	—	—	14.2	14.2

Total comprehensive income	—	—	—	—	—	—	409.6
Effect of implementing FIN 48	—	—	—	(7.7)	—	—	(7.7)
Stock options exercised	—	—	—	—	0.2	—	0.2
Stock and other incentive plans	0.4	—	4.1	—	2.5	—	6.6
Repurchases of Common Stock	—	—	—	—	(2.2)	—	(2.2)
Conversion of Preferred Stock	5.0	—	9.3	1.6	26.7	—	37.6
Preferred Stock dividends	—	—	—	(5.3)	—	—	(5.3)
Common Stock dividends	—	—	—	(20.9)	—	—	(20.9)

December 31, 2007	87.2	$16.8	$116.6	$1,316.2	$(255.6)	$(30.3)	$1,163.7

See notes to consolidated financial statements.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 —	BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES

Business Summary

We are an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. We operate six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. We also own 80.4 percent of Portman, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, we have a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project. Our company is organized and managed according to product category and geographic location: North American Iron Ore, North American Coal, Asia-Pacific Iron Ore, Asia-Pacific Coal and Latin American Iron Ore.

Accounting Policies

We consider the following policies to be beneficial in understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our financial condition, results of operations and cash flows.

Reclassifications:  Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation. They included the reclassification of certain amounts included in Miscellaneous-net to Sales, General and Administrative expenses and Other-net to Interest expense.

Basis of Consolidation:  The consolidated financial statements include our accounts and the accounts of our consolidated subsidiaries, including the following significant subsidiaries:

		Ownership
Name	Location	Interest

Northshore	Minnesota	100.0%
Pinnacle	West Virginia	100.0
Oak Grove	Alabama	100.0
Tilden	Michigan	85.0
Portman	Western Australia	80.4
Empire	Michigan	79.0
United Taconite	Minnesota	70.0

Intercompany accounts are eliminated in consolidation.

Our investments in ventures include our 30 percent equity interest in Amapá, a project located in Brazil, our 23 percent equity interest in Hibbing, an unincorporated joint venture in Minnesota, and our 26.83 percent equity interest in Wabush, an unincorporated joint venture located in Canada, and Portman’s 50 percent non-controlling interest in Cockatoo Island.

Investments in joint ventures in which our ownership is 50 percent or less, or in which we do not have control but have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Our share of equity income (loss) is eliminated against consolidated product inventory upon production, and against cost of goods sold and operating expenses when sold. This effectively reduces our cost for our share of the mining venture’s production to its cost, reflecting the cost-based nature of our participation in unconsolidated ventures.

Sonoma Coal Project:  We own 100 percent of CAWO, 8.33 percent of the Mining Assets and 45 percent of the Non-Mining Assets. Through various interrelated arrangements, we achieve a 45 percent economic interest in Sonoma despite the stated ownership of the individual pieces of the Sonoma Project. CAWO is consolidated as a wholly owned subsidiary of the Company and because we are the primary beneficiary, we absorb greater than

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

50 percent of the residual returns and expected losses of CAWO. We have an undivided interest in the Mining and Non-Mining Assets of the Sonoma Coal Project and, as it is in an extractive industry, we pro rata consolidate these assets and its share of costs in accordance with EITF 00-1, Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures. Although SMM does not have sufficient equity at risk and accordingly is a VIE under paragraph 5(a) of FIN 46R, Consolidation of Variable Interest Entities, we are not the primary beneficiary of SMM. Accordingly, we account for our investment in SMM in accordance with the equity method.

Our 30 percent ownership interest in Amapá, in which we do not have control but have the ability to exercise influence over operating and financial policies, is accounted for under the equity method. Accordingly our share of the results from Amapá are reflected as Equity loss from ventures on the Statements of Consolidated Operations.

The financial information of Amapá included in our financial statements is as of and for the period from the date of acquisition through November 30, 2007. The earlier cut-off is to allow for sufficient time needed by Amapá to properly close and prepare complete financial information, including consolidating and eliminating entries, conversion to U.S. GAAP and review and approval by the Company. There were no intervening transactions or events which materially affect Amapá’s financial position or results of operations that were not reflected in our year-end financial statements.

The following table presents the detail of our Investments in ventures and where those investments are classified on the Statements of Consolidated Financial Position. Parentheses indicate a net liability.

		Interest	December 31,
Investment	Classification	Percentage	2007	2006
			(In millions)

Amapá	Investments in ventures	30	$247.2	$—
Wabush	Investments in ventures	27	5.8	5.3
Cockatoo	Other current liabilities	50	(9.9)	(2.9)
Hibbing	Other liabilities	23	(0.3)	(9.9)
Other	Investments in ventures		12.3	1.7

			$255.1	$(5.8)

Revenue Recognition:

North American Iron Ore

Revenue is recognized on the sale of products when title to the product has transferred to the customer in accordance with the specified terms of each term supply agreement and all applicable criteria for revenue recognition have been satisfied. Generally, our North American Iron Ore term supply agreements provide that title and risk of loss pass to the customer when payment is received. This is a practice utilized to reduce our financial risk due to customer insolvency. This practice is not believed to be widely used throughout the balance of the industry.

The Company recognizes revenue based on the gross amount billed to a customer as it earned revenue from the sale of the goods or services. Revenue from product sales also includes reimbursement for freight charges paid on behalf of customers in Freight and Venture Partners’ Cost Reimbursements separate from product revenue, in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs.

The mining ventures function as captive cost companies; they supply product only to their owners effectively on a cost basis. Accordingly, the minority interests’ revenue amounts are stated at cost of production and are offset in entirety by an equal amount included in cost of goods sold resulting in no sales margin reflected in minority interest participants. As the Company is responsible for product fulfillment, it has the risks and rewards of a

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

principal in the transaction and accordingly records revenue in this arrangement on a gross basis in accordance with EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in Freight and Venture Partners’ Cost Reimbursements.

Following is a summary of reimbursements in our North American Iron Ore operations:

	2007	2006	2005
	(In millions)

Reimbursements for:
Freight	$78.3	$70.4	$70.5
Venture partners’ cost	197.3	182.2	156.8

Total reimbursements	$275.6	$252.6	$227.3

Under some term supply agreements, we ship the product to ports on the lower Great Lakes and/or to the customer’s facilities prior to the transfer of title. Certain supply agreements with one customer include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnaces. We account for this provision as a derivative instrument at the time of sale and record this provision at fair value until the year the product is consumed and the amounts are settled as an adjustment to revenue.

We have long-term supply agreements with several North American Iron Ore customers which include take-or-pay provisions that require the customer to purchase a specified number of tons of iron ore pellets each calendar year. In order to comply with the take-or-pay provisions of their existing long-term supply agreements, two of our customers purchased and paid for approximately 1.5 million tons of iron ore pellets in stockpiles at the end of 2007. The customers requested via a fixed shipping schedule that the Company not ship the iron ore until the spring of 2008, when the Great Lakes waterways re-open for shipping. Revenue of $87 million was recorded in the fourth quarter of 2007 related to these transactions.

Where we are joint venture participants in the ownership of a mine, our contracts entitle us to receive royalties and/or management fees, which we earn as the pellets are produced. Revenue is recognized on the sale of services when the services are performed.

North American Coal

Revenue is recognized when title passes to the customer. For domestic coal sales, this generally occurs when coal is loaded into rail cars at the mine. For export coal sales, this generally occurs when coal is loaded into the vessel at the terminal. Revenue from product sales since the July 31, 2007 acquisition included reimbursement for freight charges of $2.3 million paid on behalf of customers.

Asia-Pacific Iron Ore

Portman’s sales revenue is recognized at the F.O.B. point, which is generally when the product is loaded into the vessel.

Deferred Revenue:  The terms of one of our North American Iron Ore pellet supply agreements require bi-monthly installments equaling 1/24th of the estimated total purchase value of the calendar-year nomination. Revenue from this supply agreement is recognized when title has transferred upon shipment of pellets. Installment amounts received in excess of sales totaled $14.6 million and were recorded as Deferred revenue on the December 31, 2007 Statements of Consolidated Financial Position.

Two of our customers purchased and paid for approximately 1.5 million tons of iron ore pellets in stockpiles in the fourth quarter of 2007. The customers requested the Company, under a fixed shipment schedule, to not ship the iron ore until the spring of 2008, when the Great Lakes waterways re-open for shipping. Freight revenue related to

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

these transactions of $13.8 million was deferred on the December 31, 2007 Statements of Consolidated Financial Position until the product is delivered in 2008.

Two of our North American Iron Ore customers purchased and paid for a total of 1.2 million tons of pellets in December 2006 under terms of take-or-pay contracts. The inventory was stored at our facilities in upper lakes stockpiles. At the request of the customers, the ore was not shipped. We considered whether revenue should be recognized on these sales under the “bill and hold” guidance discussed in SEC Staff Accounting Bulletin No. 104 Topic No. 13, but because a fixed shipment schedule was not established prior to year-end, revenue recognition on these transactions, totaling $62.6 million, was deferred on the December 31, 2006 Statements of Consolidated Financial Position until the product was delivered in 2007.

Use of Estimates:  The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

Cash Equivalents:  We consider investments in highly liquid debt instruments with an initial maturity of three months or less at the date of purchase to be cash equivalents.

Marketable Securities:  We determine the appropriate classification of debt and equity securities at the time of purchase and re-evaluate such designation as of each balance sheet date. We evaluate our investments in securities for impairment at each reporting period in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. If a decline in fair value is judged other than temporary, the basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included as a realized loss. At December 31, 2007 and 2006, we had $74.6 million and $28.9 million, respectively, of marketable securities as follows:

	2007	2006
	(In millions)

Held to maturity — current	$18.9	$—
Held to maturity — non-current	25.8	—

	44.7	—
Available for sale — non-current	29.9	28.9

Total	$74.6	$28.9

Marketable securities classified as “held-to-maturity” are stated at cost. The held-to-maturity investments are summarized as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
	(In millions)

Asset backed securities	$23.1		$(1.4)	$21.7
Floating rate notes	21.6		(0.1)	21.5

Total	$44.7	$—	$(1.5)	$43.2

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The held-to-maturity securities have maturities as follows:

(In millions)

Within 1 year	$18.9
1 to 5 years	25.8

$44.7

Marketable securities classified as “available for sale,” are stated at fair value, with unrealized holding gains and losses included in Other comprehensive income. The available-for-sale investments are summarized as follows:

	December 31, 2007
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
	(In millions)

Equity securities	$14.2	$15.7	$—	$29.9

	December 31, 2006
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
	(In millions)

Equity securities	$14.2	$14.7	$—	$28.9

We intend to hold our shares of equity securities indefinitely. See NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS for further information.

Derivative Financial Instruments:  Portman receives funds in United States currency for its iron ore sales. Portman uses forward exchange contracts, call options, collar options and convertible collar options, designated as cash flow hedges, to hedge its foreign currency exposure for a portion of its sales receipts denominated in United States currency. United States currency is converted to Australian dollars at the currency exchange rate in effect at the time of the transaction. The primary objective for the use of these instruments is to reduce the volatility of earnings due to changes in the Australian and United States currency exchange rates, and to protect against undue adverse movement in these exchange rates. The instruments are subject to formal documentation, intended to achieve qualifying hedge treatment, and are tested at inception and at each reporting period as to effectiveness. Portman’s policy is to hedge no more than 90 percent of anticipated sales up to 12 months, no more than 75 percent of anticipated sales from 13 to 24 months and no more than 50 percent of anticipated sales from 25 to 36 months. In 2007, 2006 and 2005, $0.7 million, $2.7 million and $9.8 million, respectively, of pre-acquisition hedge contracts were settled and recognized as a reduction of revenues. Changes in fair value for highly effective hedges are recorded as a component of Other comprehensive income. Unrealized gains totaled $18.7 million and $4.5 million in 2007 and 2006, respectively. In 2007, 2006 and 2005, ineffectiveness resulting in a $17.0 million loss, $2.7 million gain and a $2.6 million loss, respectively, were charged to Miscellaneous-net on the Statements of Consolidated Operations. We estimate $14.4 million of cash flow hedge contracts will be settled due to the settling of revenue contracts and reclassified into earnings in the next 12 months.

At December 31, 2007, Portman had outstanding $362.5 million in the form of call options, collar options, convertible collars and forward exchange contracts with varying maturity dates ranging from January 2008 to November 2010, and a fair value adjustment based on the December 31, 2007 spot rate of $21.3 million. We had $15.7 million and $6.3 million of hedge contracts recorded as Derivative assets on the December 31, 2007 and 2006 Statements of Consolidated Financial Position, respectively, and $5.9 million and $3.6 million of hedge contracts recorded as long-term assets as Deposits and miscellaneous on the Statements of Consolidated Financial Position at December 31, 2007 and 2006, respectively.

Most of our North American Iron Ore long-term supply agreements are comprised of a base price with annual price adjustment factors. These price adjustment factors vary from agreement to agreement but typically include

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

adjustments based upon changes in international pellet prices, changes in specified Producers Price Indices including those for all commodities, industrial commodities, energy and steel. The adjustments generally operate in the same manner, with each factor typically comprising a portion of the price adjustment, although the weighting of each factor varies from agreement to agreement. One of our term supply agreements contains price collars, which typically limit the percentage increase or decrease in prices for our iron ore pellets during any given year. In most cases, these adjustment factors have not been finalized at the time our product is sold; we routinely estimate these adjustment factors. The price adjustment factors have been evaluated to determine if they contain embedded derivatives. We evaluated the embedded derivatives in the supply agreements in accordance with the provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The price adjustment factors share the same economic characteristics and risks as the host contract and are integral to the host contract as inflation adjustments; accordingly they have not been separately valued as derivative instruments.

Certain iron ore supply agreements with one of our North American customers include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnace. The supplemental pricing is characterized as an embedded derivative and is required to be accounted for separately from the base contract price. The embedded derivative instrument, which is finalized based on a future price, is marked to fair value as a revenue adjustment each reporting period until the year the pellets are consumed and the amounts are settled. The amounts, totaling $98.3 million, $107.9 million, and $65.9 million, were recognized as Product revenues in the Statements of Consolidated Operations, in 2007, 2006 and 2005, respectively. Derivative assets, representing the fair value of pricing factors, were $53.8 million and $26.6 million on the December 31, 2007 and December 31, 2006 Statements of Consolidated Financial Position, respectively.

In the normal course of business, we enter into forward contracts designated as normal purchases, for the purchase of commodities, primarily natural gas and diesel fuel, which are used in our North American operations. Such contracts are in quantities expected to be delivered and used in the production process and are not intended for resale or speculative purposes.

Effective October 19, 2007, we entered into a $100 million fixed interest rate swap to convert a portion of our floating rate debt into fixed rate debt. Interest on borrowings under our credit facility is based on a floating rate, dependent in part on the LIBOR rate, exposing us to the effects of interest rate changes. The objective of the hedge is to eliminate the variability of cash flows in interest payments for forecasted floating rate debt, attributable to changes in benchmark LIBOR interest rates. The changes in the cash flows of the interest rate swap are expected to offset the changes in the cash flows (e.g., changes in the forecasted interest rate payments) attributable to fluctuations in benchmark LIBOR interest rates for forecasted floating rate debt.

To support hedge accounting, we designate floating-to-fixed interest rate swaps as cash flow hedges of the variability of future cash flows at the inception of the swap contract. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the fair value of the Company’s outstanding hedges is recorded as an asset or liability on the consolidated balance sheet. Ineffectiveness is measured quarterly based on the “hypothetical derivative” method from Implementation Issue G7, Measuring the Ineffectiveness of a Cash Flow Hedge of Interest Rate Risk under Paragraph 30(b) When the Shortcut Method Is Not Applied. Accordingly, the calculation of ineffectiveness involves a comparison of the fair value of the interest rate swap and the fair value of a hypothetical swap, which has terms that are identical to the hedged item. To the extent the change in the mark-to-market on the hedge is equal to or less than the change in the mark-to-market on the hypothetical derivative, then the entire change is recorded in Other Comprehensive Income. If the change is greater, the ineffective portion will be recognized immediately in income. The amount charged to Other comprehensive income for 2007 was $0.9 million. Derivative liabilities, totaling $1.4 million, were recorded as Other current liabilities on the Statements of Consolidated Financial Position at December 31, 2007. There was no hedge ineffectiveness for interest rate swaps in 2007.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Inventories:

The following table is a summary of our Inventory on the Statements of Consolidated Financial Position at December 31, 2007 and 2006:

	2007			2006
	Finished	Work-in	Total	Finished	Work-in	Total
	Goods	Process	Inventory	Goods	Process	Inventory
	(In millions)

North American Iron Ore	$114.3	$16.5	$130.8	$129.5	$14.0	$143.5
North American Coal	8.3	0.8	9.1	—	—	—
Asia-Pacific Iron Ore	30.2	71.8	102.0	20.8	36.6	57.4

Total	$152.8	$89.1	$241.9	$150.3	$50.6	$200.9

North American Iron Ore

North American Iron Ore product inventories are stated at the lower of cost or market. Cost of iron ore inventories is determined using the LIFO method. The excess of current cost over LIFO cost of iron ore inventories was $58.4 million and $60.4 million at December 31, 2007 and 2006, respectively. During 2007 and 2005, the inventory balances declined resulting in liquidation of LIFO layers; the effect of the inventory reduction decreased Cost of goods sold and operating expenses by $0.1 million and $0.9 million, respectively. There was no liquidation of LIFO layers in 2006. We had approximately 0.8 million tons stored at ports on the lower Great Lakes to service customers at both December 31, 2007 and 2006, respectively. We maintain ownership of the inventories until title has transferred to the customer, usually when payment is made. Maintaining iron ore products at ports on the lower Great Lakes reduces risk of non-payment by customers, as we retain title to the product until payment is received from the customer. It also assists the customers by more closely relating the timing of the customer’s payments for the product to the customer’s consumption of the products and by providing a portion of the three-month supply of inventories of iron ore the customers require during the winter when product shipments are curtailed over the Great Lakes. We track the movement of the inventory and verify the quantities on hand.

North American Coal

At acquisition, the fair value of PinnOak’s inventory was determined utilizing estimated selling price less costs to sell. Inventories are stated at the lower of cost or market. Cost of coal inventories includes labor, supplies and operating overhead and related costs and is calculated using the average production cost. We maintain ownership until coal is loaded into rail cars at the mine for domestic sales and until loaded in the vessels at the terminal for export sales.

Asia-Pacific Iron Ore

Asia-Pacific Iron Ore product inventories are stated at the lower of cost or market. Costs, including an appropriate portion of fixed and variable overhead expenses, are assigned to the inventory on hand by the method most appropriate to each particular class of inventory, with the majority being valued on a weighted average basis. We maintain ownership of the inventories until title has transferred to the customer at the F.O.B. point, which is generally when the product is loaded into the vessel.

Iron Ore and Coal Reserves:  We review iron ore and coal reserves based on current expectations of revenues and costs, which are subject to change. Iron ore and coal reserves include only proven and probable quantities which can be economically and legally mined and processed utilizing existing technology. Asset retirement obligations reflect remaining economic reserves.

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Notes to Consolidated Financial Statements — (Continued)

Properties:

North American Iron Ore

North American Iron Ore properties are stated at cost. Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives, not to exceed the estimated economic iron ore reserves. Depreciation is provided over the following estimated useful lives:

Asset Class	Basis	Life

Buildings	Straight line	45 Years
Mining equipment	Straight line	10 to 20 Years
Processing equipment	Straight line	15 to 45 Years
Information technology	Straight line	2 to 7 Years

Depreciation is not curtailed when operations are temporarily idled.

North American Coal

North American Coal properties were valued under purchase accounting using the cost approach as the primary method for valuing the majority of the personal property. The cost approach recognizes that a prudent investor would not ordinarily pay more for an asset than the cost to reproduce or replace it new, using the same materials, construction standards, design, layout and quality of workmanship and embodying all the asset’s deficiencies, super adequacies and obsolescence. Depreciation is provided over the estimated useful lives, not to exceed the mine lives and is calculated by the straight-line method. Depreciation is provided over the following estimated useful lives:

Asset Class	Basis	Life

Buildings	Straight line	30 Years
Mining equipment	Straight line	2 to 12 Years
Processing equipment	Straight line	2 to 10 Years
Information technology	Straight line	2 to 3 Years

Asia-Pacific Iron Ore

Our Asia-Pacific Iron Ore properties were valued under purchase accounting using the depreciated replacement cost approach as the primary valuation methodology. This method was utilized as it recognizes the value of specialized equipment and improvements as part of an ongoing business. When assessing the depreciated replacement cost of an asset, the expected remaining useful life was determined based on the shorter of the estimated remaining life of the asset and the life of the mine. Depreciation at Portman is calculated by the straight-line method or production output basis provided over the following estimated useful lives:

Asset Class	Basis	Life

Plant and equipment	Straight line	5 -13 Years
Plant and equipment and mine assets	Production output	12 Years
Motor vehicles, furniture & equipment	Straight line	3 - 5 Years

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table indicates the value of each of the major classes of our consolidated depreciable assets as of December 31, 2007 and 2006:

	December 31,
	2007	2006
	(In millions)

Land rights and mineral rights	$1,174.3	$469.2
Office and information technology	39.0	34.9
Buildings	57.3	51.1
Mining equipment	221.1	101.0
Processing equipment	244.0	214.8
Railroad equipment	103.3	96.4
Electric power facilities	54.1	30.2
Port facilities	76.6	42.9
Interest capitalized during construction	19.1	19.0
Land improvements	10.1	10.0
Other	32.7	10.5
Construction in progress	123.2	27.3

	2,154.8	1,107.3
Allowance for depreciation and depletion	(330.9)	(222.4)

	$1,823.9	$884.9

Depreciation expense and amortization of capitalized interest were as follows:

	2007	2006	2005
	(In millions)

Depreciation	$69.3	$42.7	$32.7
Capitalized interest	2.0	2.0	2.0

The costs capitalized and classified as Land rights and mineral rights represent lands where we own the surface and/or mineral rights. The value of the land rights is split between surface only, surface and minerals, and minerals only.

Our North American Coal operation leases coal mining rights from a third party through lease agreements that extend through the earlier of July 1, 2023 or until all merchantable and mineable coal has been extracted. Our interest in coal reserves and resources was valued using a discounted cash flow method. Fair value was estimated based upon present value of the expected future cash flows from coal operations over the life of the mineral leases.

Our Asia-Pacific Iron Ore operation’s interest in iron ore reserves and resources was valued using a discounted cash flow method. Fair value was estimated based upon the present value of the expected future cash flows from iron ore operations over the economic lives of the mines.

The net book value of the land rights and mineral rights is as follows:

	December 31,
	2007	2006
	(In millions)

Land rights	$16.6	$4.9

Mineral rights:
Cost	1,157.7	464.3
Less depletion	97.3	52.1

Net mineral rights	$1,060.4	$412.2

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Accumulated depletion relating to mineral rights, which was recorded using the unit-of-production method, is included in Allowances for depreciation and depletion.

Asset held for sale:  We consider businesses to be held for sale when management approves and commits to a formal plan to actively market a business for sale. Upon designation as held for sale, the carrying value of assets of the business are recorded at the lower of their carrying value or their estimated fair value, less costs to sell. The Company ceases to record depreciation expense at that time.

Goodwill:  Based on our final purchase price allocation for our Portman acquisition, we identified $8.4 million of excess purchase price over the fair value of assets acquired. At December 31, 2007 the amount of goodwill recorded on the Statements of Consolidated Financial Position related to Portman was $9.7 million. The increase is attributable to foreign exchange rate changes. Goodwill also includes $2.1 million related to our acquisition of Northshore in 1994.

As required by SFAS 142, Goodwill and Other Intangible Assets, goodwill related to Portman was allocated to the Asia-Pacific Iron Ore segment and goodwill related to Northshore was allocated to the North American Iron Ore segment. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying value on an annual basis to determine if there is potential goodwill impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill.

We evaluate goodwill for impairment in the fourth quarter each year. In addition to the annual impairment test required under SFAS 142, we assessed whether events or circumstances occurred that potentially indicate that the carrying amount of these assets may not be recoverable. We concluded that there were no such events or changes in circumstances during 2007 and 2006, and determined that the fair value of reporting units was in excess of our carrying value as of December 31, 2007 and 2006. Consequently, no goodwill impairment charges were recorded in either year.

Preferred Stock:  In January 2004, we issued 172,500 shares of redeemable cumulative convertible perpetual preferred stock, without par value, issued at $1,000 per share. The preferred stock pays quarterly cash dividends at a rate of 3.25 percent per annum and can be converted into our common shares at an adjusted rate of 133.0646 common shares per share of preferred stock. The preferred stock is classified as “temporary equity” reflecting certain provisions of the agreement that could, under remote circumstances, require us to redeem the preferred stock for cash. See NOTE 10 — PREFERRED STOCK for more information.

Asset Impairment:  We monitor conditions that may affect the carrying value of our long-lived and intangible assets when events and circumstances indicate that the carrying value of the assets may be impaired. We determine impairment based on the asset’s ability to generate cash flow greater than the carrying value of the asset, using an undiscounted probability-weighted analysis. If projected undiscounted cash flows are less than the carrying value of the asset, the asset is adjusted to its fair value.

Repairs and Maintenance:  Repairs, maintenance and replacement of components are expensed as incurred. The cost of major power plant overhauls is deferred and amortized over the estimated useful life, which is the period until the next scheduled overhaul, generally five years. All other planned and unplanned repairs and maintenance costs are expensed when incurred.

Insurance Recoveries:  Potential insurance recoveries can relate to property damage, business interruption (including profit recovery) and expenditures to mitigate loss. We account for insurance recoveries under the guidelines established by SFAS 5, Accounting for Contingencies and EITF 01-10, Accounting for the Impact of the Terrorist Attacks of September 11, 2001, which indicate that the proceeds from property damage insurance claims are to be recognized only when realization of the claim is probable and only to the extent of loss recoveries. Insurance recoveries that result in a gain, and proceeds from business interruption insurance are recognized when realized in Casualty recoveries in the Statements of Consolidated Operations.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Pensions and Other Postretirement Benefits:  We offer defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans, primarily consisting of retiree healthcare benefits, to most employees in North America as part of a total compensation and benefits program. This includes employees of PinnOak, who became employees of Cliffs through the July 2007 acquisition. We do not have employee retirement benefit obligations at our Asia-Pacific Iron Ore operations.

Under the provisions of SFAS 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), (effective December 31, 2006), we recognized the funded status of our postretirement benefit obligations on our December 31, 2007 Statement of Consolidated Financial Position based on the market value of plan assets and the actuarial present value of our retirement obligations on that date. On a plan-by-plan basis, we determine if the plan assets exceed the benefit obligations or vice-versa. If the plan assets exceed the retirement obligations, the amount of the surplus is recorded as an asset; if the retirement obligations exceed the plan assets, the amount of the underfunded obligations are recorded as a liability. Year-end balance sheet adjustments to postretirement assets and obligations are charged to other comprehensive income.

The market value of plan assets is measured at the year-end balance sheet date. The PBO is determined based upon an actuarial estimate of the present value of pension benefits to be paid to current employees and retirees. The APBO represents an actuarial estimate of the present value of OPEB benefits to be paid to current employees and retirees.

The actuarial estimates of the PBO and APBO retirement obligations incorporate various assumptions including the discount rates, the rates of increases in compensation, healthcare cost trend rates, mortality, retirement timing and employee turnover. The discount rate is determined based on the prevailing year-end rates for high-grade corporate bonds with a duration matching the expected cash flow timing of the benefit payments from the various plans. The remaining assumptions are based on our estimate of future events incorporating historical trends and future expectations.

The amount of net periodic cost that is recorded in the Consolidated Statements of Operations consists of several components including service cost, interest cost, expected return on plan assets, and amortization of previously unrecognized amounts. Service cost represents the value of the benefits earned in the current year by the participants. Interest cost represents the cost associated with the passage of time. In addition, the net periodic cost is affected by the anticipated income from the return on invested assets, as well as the income or expense resulting from the recognition of previously deferred items. Certain items, such as plan amendments, gains and/or losses resulting from differences between actual and assumed results for demographic and economic factors affecting the obligations and assets of the plans, and changes in plan assumptions are subject to deferred recognition for income and expense purposes. The expected return on plan assets is determined utilizing the weighted average of expected returns for plan asset investments in various asset categories based on historical performance, adjusted for current trends. See NOTE 8 — RETIREMENT RELATED BENEFITS — for further information.

Income Taxes:  Income taxes are based on income for financial reporting purposes and reflect a current tax liability for the estimated taxes payable for all open tax years and changes in deferred taxes. In evaluating any exposures associated with our various tax filing positions, we record liabilities for exposures where a position taken has not met a more-likely-than-not threshold. Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if it is determined that it is more-likely-than-not that the asset will not be realized.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The effects of applying this Interpretation resulted in a decrease of $7.7 million to retained earnings as of January 1, 2007. At December 31, 2007, we had $15.2 million of unrecognized tax benefits recorded in Other liabilities on the Statements of Consolidated Financial Position, of which $15.2 million, if recognized, would impact the effective tax rate. We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2007, we had $11.0 million of accrued interest relating to unrecognized tax benefits. See NOTE 9 — INCOME TAXES.

Environmental Remediation Costs:  We have a formal policy for environmental protection and restoration. Our mining and exploration activities are subject to various laws and regulations governing protection of the environment. We conduct our operations to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. Our environmental liabilities, including obligations for known environmental remediation exposures at active and closed mining operations and other sites, have been recognized based on the estimated cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued in accordance with SFAS 5. Future expenditures are not discounted unless the amount and timing of the cash disbursements are readily known. Additional environmental obligations could be incurred, the extent of which cannot be assessed. Potential insurance recoveries have not been reflected in the determination of the liabilities. See NOTE 5 — ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS.

Share-Based Compensation:  Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, Share-Based Payment using the modified prospective transition method. Because we elected to use the modified prospective transition method, results for prior periods have not been restated. Under this transition method, share-based compensation expense for 2006 included compensation expense for all share-based compensation awards granted prior to January 1, 2006 based on the grant date estimated fair value, which are being amortized on a straight-line basis over the remaining service periods of the awards.

Effective January 1, 2006, we made a one-time election to adopt the transition method described in FSP No. FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. This election resulted in the reclassification of excess tax benefits as presented in the Statements of Consolidated Cash Flows, from operating activities to financing activities.

Prior to the adoption of SFAS 123R, we recognized share-based compensation expense in accordance with SFAS 123, Accounting for Stock-Based Compensation. As prescribed in SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure (SFAS 148), we elected to use the prospective method. The prospective method required expense to be recognized for all awards granted, modified or settled beginning in the year of adoption. In accordance with SFAS 123 and SFAS 148, we provided pro forma net income or loss and net income or loss per share disclosures for each period as if we had applied the fair value recognition provisions to all awards unvested in each period.

In March 2005, the SEC issued SAB 107, which provided supplemental implementation guidance for SFAS 123R. We have applied the provisions of SAB 107 in our adoption of SFAS 123R. See NOTE 11 — STOCK PLANS for information on the impact of our adoption of SFAS 123R and the assumptions we used to calculate the fair value of share-based compensation.

Capitalized Stripping Costs:  Stripping costs during the development of a mine (before production begins) are capitalized as a part of the depreciable cost of building, developing and constructing a mine. These capitalized costs are amortized over the productive life of the mine using the units of production method. The productive phase of a mine is deemed to have begun when saleable minerals are extracted (produced) from an ore body, regardless of the level of production. The production phase does not commence with the removal of de minimus saleable mineral material that occurs in conjunction with the removal of overburden or waste material for purposes of obtaining

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

access to an ore body. The stripping costs incurred in the production phase of a mine are variable production costs included in the costs of the inventory produced (extracted) during the period that the stripping costs are incurred.

Stripping costs related to an expansion of a mining asset of proven and probable reserves are variable production costs that are included in the costs of the inventory produced during the period that the stripping costs are incurred.

Stripping costs related to an expansion of a mining asset beyond the value attributable to proven and probable reserves are capitalized as part of the expansion and amortized over the productive life of the mine using the units of production method.

Earnings Per Share:  We present both basic and diluted EPS amounts. Basic EPS are calculated by dividing income applicable to common shares by the weighted average number of common shares outstanding during the period presented. Diluted EPS are calculated by dividing net income by the weighted average number of common shares, common share equivalents and convertible preferred stock outstanding during the period, utilizing the treasury share method for employee stock plans. Common share equivalents are excluded from EPS computations in the periods in which they have an anti-dilutive effect. See NOTE 15 — EARNINGS PER SHARE.

New Accounting Standards:

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. We are evaluating the impact of this Statement on our consolidated financial statements.

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. This Statement establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date fair value. SFAS 141R determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

In December 2007, the EITF ratified Issue No. 07-1, Accounting for Collaborative Arrangements, (EITF 07-1). The Issue defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. The ratification of EITF is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We are evaluating the impact of this Issue on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted. We do not expect adoption of this Statement to have a material impact on our consolidated financial statements.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In September 2006, the FASB issued Statement No. 157, Accounting for Fair Value Measurements. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in financial statements for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The FASB provided a one-year deferral for the implementation of SFAS 157 for other non-financial assets and liabilities. We do not expect adoption of this Statement to have a material impact on our consolidated financial statements.

On March 17, 2005, the EITF reached consensus on Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, (EITF 04-6). The consensus clarified that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the cost of inventory. The consensus, which was effective for reporting periods beginning after December 15, 2005, permitted early adoption. At its June 29, 2005 meeting, FASB ratified a modification to EITF 04-6 to clarify that the term “inventory produced” means “inventory extracted.” We elected to adopt EITF 04-6 in 2005. As a result, we recorded an after-tax cumulative effect adjustment of $5.2 million or $.09 per diluted share, and increased product inventory by $8.0 million effective January 1, 2005.

NOTE 2 — ACQUISITIONS & OTHER INVESTMENTS

PinnOak

On July 31, 2007, we completed our acquisition of 100 percent of PinnOak, a privately-owned United States producer of high-quality, low-volatile metallurgical coal. The acquisition furthers our growth strategy and expands our diversification of products for the integrated steel industry. The purchase price of PinnOak and its subsidiary operating companies was $450 million in cash, of which $108.4 million is deferred until December 31, 2009, plus the assumption of approximately $160 million in debt, which was repaid at closing. The deferred payment was discounted using a six percent credit-adjusted risk free rate and was recorded as $93.7 million of Deferred payment on the Statements of Consolidated Financial Position as of July 31, 2007. The purchase agreement also includes a contingent earn-out, which ranges from $0 to approximately $300 million dependent upon PinnOak’s performance in 2008 and 2009. The earn-out, if any, would be payable in 2010 and treated as additional purchase price. The assets acquired consist primarily of coal mining rights and mining equipment and are included in our North American Coal segment.

A portion of the purchase price for the acquisition was financed through both our Credit Agreement, dated June 23, 2006 and the subsequent Credit Agreement dated July 26, 2007. See NOTE 4 — DEBT AND CREDIT FACILITY for further information.

PinnOak’s operations include two complexes comprising three underground mines — the Pinnacle and Green Ridge mines in southern West Virginia and the Oak Grove mine near Birmingham, Alabama. Combined, the mines have rated capacity to produce 6.5 million tons of premium-quality metallurgical coal annually.

The Statements of Consolidated Financial Position of the Company as of December 31, 2007 reflect the acquisition of PinnOak, effective July 31, 2007, under the purchase method of accounting. The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. The preliminary allocation resulted in an excess of fair value of acquired net assets over cost. As the acquisition involved a contingent earn-out, a liability has been recorded totaling $99.5 million, representing the lesser of the maximum amount of contingent consideration or the excess prior to the pro rata allocation of purchase price. The estimated purchase price allocation is preliminary and is subject to revision. Additional valuation work is being conducted on mineral rights, liability for black lung, property, plant and equipment and real estate values. A valuation of the assets acquired and liabilities assumed is being conducted and

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

the final allocation will be made when completed. The following represents the preliminary allocation and revisions of the aggregate purchase price as of July 31, 2007:

	Revised	Initial
	Allocation	Allocation	Change
	(In millions)

ASSETS
Current assets	$76.0	$77.2	$(1.2)
Property, plant and equipment	149.5	133.0	16.5
Mineral rights	607.7	619.9	(12.2)
Asset held for sale	14.0	—	14.0
Other assets	3.6	3.6	—

Total assets	$850.8	$833.7	$17.1

LIABILITIES
Current liabilities	$63.2	$61.3	$1.9
Long-term liabilities	186.4	171.2	15.2

Total liabilities	249.6	232.5	17.1

Purchase price	$601.2	$601.2	$0.0

The adjustment since our initial allocation reduced coal inventory by $1.1 million to reflect inventory survey adjustments, increased property, plant and equipment by $16.5 million and reduced mineral rights by $12.2 million to reflect market-based valuation adjustments. The asset held for sale represents the estimated fair value less cost to sell of the Beard-Pinnacle business, a pond fines recovery operation. The sale was completed on February 15, 2008. The increase in current liabilities reflects additional accruals for non-income taxes. The increase in long-term liabilities represents an increase in deferred tax liabilities resulting from further assessment of the purchase price for tax purposes.

The following unaudited pro forma information summarizes the results of operations for the years ended December 31, 2007 and December 31, 2006, as if the PinnOak acquisition had been completed as of the beginning of each period presented. The pro forma information gives effect to actual operating results prior to the acquisition. Adjustments made to cost of goods sold for depletion, inventory effects and depreciation for mining equipment, reflecting the preliminary allocation of purchase price to coal mining reserves, inventory and plant and equipment, interest expense and income taxes related to the acquisition, are reflected in the pro forma information. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred as of the beginning of the periods presented or that may be obtained in the future.

	2007	2006
	(In millions, except
	per common share)

Total revenues	$2,428.7	$2,176.5
Income before cumulative effect of accounting change	252.2	245.9

Net income	$252.2	$245.9

Earnings per common share — Basic	$2.98	$2.86

Earnings per common share — Diluted	$2.40	$2.29

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Amapá

On March 5, 2007, we acquired a 30 percent interest in the Amapá Project, a Brazilian iron ore project, through the acquisition of 100 percent of the shares of Centennial Amapá for approximately $133 million. The remaining 70 percent of the Amapá Project is currently owned by MMX, which is managing the construction and operations of the Amapá Project while we are supplying supplemental technical support.

The Amapá Project consists of a significant iron ore deposit, a 192-kilometer railway connecting the mine location to an existing port facility and 71 hectares of real estate on the banks of the Amazon River, reserved for a loading terminal. The Amapá Project began production of sinter fines in late-December 2007. It is expected that completion of construction of the concentrator and ramp up of production will occur in 2008. Once fully operational, production is targeted at 6.5 million tonnes of fines products annually.

In January 2008, Anglo American plc entered into a period of exclusive discussions with the controlling shareholder of MMX to purchase controlling interest in 51 percent interest in the Minos-Rio iron ore project and its 70 percent interest in the Amapá Project. The proposed transaction is subject to a number of terms and conditions, including MMX board and regulatory approvals and the negotiation of definitive transaction documents. In addition, MMX will be required to obtain security holder approval for the completion of the transaction.

Total project funding requirements are estimated to be between $550 million and $650 million (Company share $165 million to $195 million), including approximately $415 million to $490 million (Company share $125 million to $147 million) to be funded with project debt, and approximately $135 million to $160 million (Company share $40 million to $48 million) to be funded with equity contributions. As of December 31, 2007, Amapá had debt outstanding of approximately $419 million, with approximately $83 million representing loans from MMX. These loans will be converted to permanent financing under existing third party credit facilities during 2008. We are committed to funding 30 percent of the equity contributions and have guaranteed 30 percent of the third party project level debt until the project meets certain performance criteria. As of December 31, 2007, approximately $101 million of project debt was guaranteed by Cliffs. Capital contributions through December 31, 2007 have totaled approximately $89 million (Company share $26.7 million). Amapá was in compliance with its debt covenant requirements at December 31, 2007.

Sonoma

On April 18, 2007, we executed agreements to participate in Sonoma, a coking and thermal coal project located in Queensland, Australia. As of December 31, 2007, we invested $120.1 million to acquire and develop mining tenements and related infrastructure including the construction of a washplant, which will produce coal to meet the growing global demand. Our total investment in Sonoma is estimated to be $127.7 million. Immediately preceding Cliffs’ investment in the Sonoma Project, QCoal owned exploration permits and applications for mining leases for the real estate that is involved in the Sonoma Project (“Mining Assets”); however, development of the Mining Assets requires significant infrastructure including the construction of a rail loop and related equipment (“Non-Mining Assets”) and a facility that prepares the extracted coal for sale (the “Washplant”). Pursuant to a combination of interrelated agreements creating a structure whereby we own 100 percent of the Washplant, 8.33 percent of the Mining Assets and 45 percent of the Non-Mining Assets of Sonoma, we obtained a 45 percent economic interest in the collective operations of Sonoma. The following substantive legal entities exist within the Sonoma structure:

•	CAC, a wholly owned Cliffs subsidiary, is the conduit for Cliffs’ investment in Sonoma.

•	CAWO, a wholly owned subsidiary of CAC, owns the Washplant and receives 40 percent of Sonoma coal production in exchange for providing coal washing services to the remaining Sonoma participants.

•	SMM is the appointed operator of the mine assets, non-mine assets, and the Washplant. We own a 45 percent interest in SMM.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

•	Sonoma Sales, a wholly owned subsidiary of QCoal, is the sales agent for the participants of the coal extracted and processed in the Sonoma Project.

The objective of Sonoma is to mine and process coking and thermal coal for the benefit of the participants.

Pursuant to the terms of the agreements that comprise the Sonoma Project, Cliffs through CAC:

•	Paid $34.9 million of the total estimated cost of $37.6 million for an 8.33 percent undivided interest in the Mining Assets and a 45 percent undivided interest in the Non-Mining Assets and other expenditures, and

•	Paid $85.2 million of the total estimated cost of $90.1 million to construct the Washplant for a total investment of approximately $127.7 million.

While the individual components of our investment are disproportionate to the overall economics of the investment, the total investment is the same as if we had acquired a 45 percent interest in the Mining Assets and had committed to funding 45 percent of the cost of developing the Non-Mining Assets and the Washplant.

The Washplant is currently undergoing commissioning and the extraction of coal from the Sonoma Project began in December 2007.

These legal entities were evaluated for consolidation under FIN 46R:

CAWO — CAC owns 100 percent of the legal equity in CAWO; however, CAC is limited in its ability to make significant decisions about CAWO because the significant decisions are made by, or subject to approval of, the Operating Committee of the Sonoma Project, of which CAC is only entitled to 45 percent of the vote. As a result, we determined that CAWO is a VIE and that CAC should consolidate CAWO as the primary beneficiary because it absorbs greater than 50 percent of the residual returns and expected losses.

Sonoma Sales — Cliffs, including its related parties, does not have voting rights with respect to Sonoma Sales and is not party to any contracts that represent significant variable interests in Sonoma Sales. Therefore, even if Sonoma Sales were a variable interest entity, we determined that we are not the primary beneficiary and therefore would not consolidate Sonoma Sales.

SMM — SMM does not have sufficient equity at risk and is therefore a VIE under FIN 46R. Cliffs, through CAC, has a 45 percent voting interest in SMM and a contractual requirement to reimburse SMM for 45 percent of the costs that it incurs in connection with managing the Sonoma Project. However, Cliffs, including its related parties, does not have any contracts that would cause it to absorb greater than 50 percent of SMM’s expected losses and therefore is not considered to be the primary beneficiary of SMM. Thus, we account for our investment in SMM in accordance with the equity method rather than consolidate the entity. The effect of SMM on our financial statements is expected to be minimal since we paid a nominal amount for our interest in SMM and it is not expected to have net income.

Mining and Non-Mining Assets — Since we have an undivided interest in these assets and Sonoma is in an extractive industry, we have pro rata consolidated our share of these assets and costs in accordance with EITF 00-1.

Mining operations reached a milestone in December 2007, when the first coal was extracted from the mine. The Washplant is currently undergoing commissioning and is expected to be fully operational by the end of the first quarter of 2008. Severe flooding at the mine in mid-February 2008 has caused a delay in previously scheduled shipments. Incorporating the effects of the flooding, we expect total production of two million tonnes for 2008 and three to four million tonnes annually in 2009 and beyond. Production will include a equal mix of hard coking coal and thermal coal.

We have entered into arrangements with providers of credit facilities to guarantee our 45 percent share of certain Sonoma performance requirements relating to environmental compliance and take-or-pay provisions of port and rail contracts. At December 31, 2007, our 45 percent of such guarantees amounted to $9.5 million.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 3 — RELATED PARTIES

We co-own five of our six North American iron ore mines with various joint venture partners that are integrated steel producers or their subsidiaries. We are the manager of each of the mines we co-own and rely on our joint venture partners to make their required capital contributions and to pay for their share of the iron ore pellets we produce. The joint venture partners are also our customers.

The following is a summary of the mine ownership of these five North American iron ore mines:

	Percent Ownership
	Cleveland-		U.S. Steel
Mine	Cliffs Inc	ArcelorMittal	Canada	Laiwu

Empire	79.0	21.0	—	—
Tilden	85.0	—	15.0	—
Hibbing	23.0	62.3	14.7	—
United Taconite	70.0	—	—	30.0
Wabush	26.8	28.6	44.6	—

ArcelorMittal has a unilateral right to put its interest in the Empire mine to us at the end of 2007. This right has not been exercised.

On June 6, 2007, Consolidated Thompson Iron Mines Ltd. made a conditional offer to acquire the 71.4 percent of Wabush owned directly or indirectly by the Company (26.8 percent) and U.S. Steel Canada (44.6 percent) for cash plus warrants for the purchase of CLM common shares and the assumption by CLM of employee and asset retirement obligations. The offer was non-binding upon the Company and U.S. Steel Canada except for the grant to CLM of limited exclusivity and was conditional upon various matters including the negotiation and finalization of the definitive agreement and the Dofasco right of first refusal referred to below.

As part of the transaction, if completed, we would enter into an agreement whereby CLM would sell a pro rata share to us annually from 4.8 million tons of expected annual Wabush production from the date of the closing through December 31, 2009.

Dofasco, a subsidiary of ArcelorMittal, holds the remaining 28.6 percent of Wabush. The notification to Dofasco of the conditional acceptance of CLM’s offer by the Company and U.S. Steel Canada on June 8, 2007, triggered a 90-day right of first refusal option by Dofasco under terms of the joint venture agreement.

On August 30, 2007, Dofasco provided notice to the Company and U.S. Steel Canada that it was exercising its right of first refusal to purchase the Company’s and U.S. Steel Canada’s interest in the Wabush Mines Joint Venture. Negotiations have not been finalized and it is possible that the transaction may not be consummated.

Product revenues to related parties were as follows:

	2007	2006	2005
	(In millions)

Product revenues to related parties	$754.3	$649.2	$704.0
Total product revenues	1,997.3	1,669.1	1,512.2
Related party product revenue as a percent of total product revenue	37.8%	38.9%	46.6%

Accounts receivable from related parties were $11.1 million and $2.7 million at December 31, 2007 and 2006, respectively.

In 2002, we entered into an agreement with Ispat that restructured the ownership of the Empire mine and increased our ownership from 46.7 percent to 79 percent in exchange for assumption of all mine liabilities. Under the terms of the agreement, we indemnified Ispat from obligations of Empire in exchange for certain future

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

payments to Empire and to us by Ispat of $120.0 million, recorded at a present value of $49.4 million at December 31, 2007 ($54.9 million at December 31, 2006) with $37.4 million classified as Long-term receivable with the balance current, over the 12-year life of the supply agreement.

Supply agreements with one of our customers include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnace. The supplemental pricing is characterized as an embedded derivative. See Derivative Financial Instruments in NOTE 1 for further information.

NOTE 4 — SEGMENT REPORTING

As a result of the PinnOak acquisition, our operating segments have changed. Our company is organized and managed according to product category and geographic location: North American Iron Ore, North American Coal, Asia-Pacific Iron Ore, Asia-Pacific Coal and Latin American Iron Ore. The North American Iron Ore segment is comprised of our interests in six North American mines which provide iron ore to the integrated steel industry. The North American Coal segment, comprised of PinnOak, which was acquired on July 31, 2007, provides metallurgical coal to the integrated steel industry. The Asia-Pacific Iron Ore segment, comprised of our interests in Portman is located in Western Australia and provides iron ore to steel producers in China and Japan. There are no intersegment revenues.

The Asia-Pacific Coal operating segment is comprised of our 45 percent economic interest in the Sonoma Coal Project in Queensland, Australia, which is in the development stage. The Latin American Iron Ore operating segment is comprised of our 30 percent Amapá interest in Brazil, which is also in the development stage. As a result, the Asia-Pacific Coal and Latin American Iron Ore operating segments do not meet reportable segment disclosure requirements and therefore are not separately reported.

In the past, we have evaluated segment results based on segment operating income. As a result of the PinnOak acquisition and our focus on reducing production costs, we now evaluate segment performance based on sales margin, defined as revenues less cost of goods sold identifiable to each segment. This measure of operating performance is an effective measurement as we continue to focus on reducing production costs throughout the Company.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table presents a summary of our reportable segments for 2007, 2006 and 2005. A reconciliation of segment sales margin to income from continuing operations before income taxes, minority interest and equity loss from ventures is as follows:

	2007		2006		2005
	(In millions)

Revenues from product sales and services:
North American Iron Ore	$1,745.4	76.7%	$1,560.7	81.2%	$1,535.0	88.2%
North American Coal	85.2	3.8	—	0.0	—	0.0
Asia-Pacific Iron Ore	444.6	19.5	361.0	18.8	204.5	11.8

Total revenues from product sales and services for reportable segments	$2,275.2	100.0%	$1,921.7	100.0%	$1,739.5	100.0%

Sales margin:
North American Iron Ore	$397.9		$327.4		$358.6
North American Coal	(31.7)		—		—
Asia-Pacific Iron Ore	95.8		86.6		30.4

Sales margin	462.0		414.0		389.0
Other operating income (expense)	(80.4)		(48.3)		(32.5)
Other income (expense)	(0.9)		22.1		11.6

Income from continuing operations before income taxes, minority interest and equity loss from ventures	$380.7		$387.8		$368.1

Depreciation, depletion and amortization:
North American Iron Ore	$40.7		$33.0		$29.3
North American Coal	17.9		—		—
Asia-Pacific Iron Ore	48.6		40.9		13.5

Total depreciation, depletion and amortization	$107.2		$73.9		$42.8

Capital additions:
North American Iron Ore	$64.4		$80.6		$63.9
North American Coal	11.1		—		—
Asia-Pacific Iron Ore	39.3		31.9		45.9
Other	120.3		—		—

Total capital additions	$235.1		$112.5		$109.8

Assets:
North American Iron Ore	$968.9		$1,154.0		$1,079.6
North American Coal	773.2		—		—
Asia-Pacific Iron Ore	1,083.8		785.7		667.1
Other	249.9		—		—

Total assets	$3,075.8		$1,939.7		$1,746.7

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Included in the consolidated financial statements are the following amounts relating to geographic locations:

	2007	2006	2005
	(In millions)

Revenue(1)
United States	$1,282.7	$1,109.2	$1,007.6
China	419.9	367.4	232.6
Canada	384.9	379.7	454.1
Japan	135.7	74.4	54.9
Other countries	66.5	2.7	3.4

Total revenue	$2,289.7	$1,933.4	$1,752.6

Long-lived assets
Australia	$691.6	$522.5
United States	1,132.3	362.4

Total long-lived assets	$1,823.9	$884.9

(1)	Revenue is attributed to countries based on the location of the customer and includes both Product sales and services and Royalties and management fees.

NOTE 5 — ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS

We had environmental and mine closure liabilities of $130.8 million and $103.9 million at December 31, 2007 and 2006, respectively. Payments in 2007 and 2006 were $9.2 million and $15.6 million, respectively. The obligations at December 31, 2007 and 2006 include:

	2007	2006
	(In millions)

Environmental	$12.3	$13.0
Mine closure
North American Iron Ore operating mines	61.8	54.7
LTVSMC	22.5	28.2
North American Coal	20.4	—
Asia-Pacific Iron Ore	9.5	8.0
Asia-Pacific Coal	4.3	—

Total mine closure	118.5	90.9

Total environmental and mine closure obligations	130.8	103.9

Less current portion	7.6	8.8

Long-term environmental and mine closure obligations	$123.2	$95.1

Environmental

Our mining and exploration activities are subject to various laws and regulations governing the protection of the environment. We conduct our operations to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. Our environmental liabilities of $12.3 million and $13.0 million at December 31, 2007 and 2006 respectively, including obligations for known environmental remediation exposures at active and closed mining operations and other sites, have been recognized

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

based on the estimated cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being most likely, the minimum of the range is accrued in accordance with SFAS 5. Future expenditures are not discounted unless the amount and timing of the cash disbursements are readily known. Potential insurance recoveries have not been reflected. Additional environmental obligations could be incurred, the extent of which cannot be assessed.

The environmental liability includes our obligations related to four sites that are independent of our iron mining operations, two former iron ore-related sites, two leased land sites where we are lessor and miscellaneous remediation obligations at our operating units. Three of these sites are Federal and State sites where we are named as a PRP: the Rio Tinto mine site in Nevada and the Kipling and Deer Lake sites in Michigan.

Milwaukee Solvay Site

In September 2002, we received a draft of a proposed Administrative Order by Consent from the EPA, for clean-up and reimbursement of costs associated with the Milwaukee Solvay coke plant site in Milwaukee, Wisconsin. The plant was operated from 1973 to 1983 by a company we acquired in 1986. In January 2003, we completed the sale of the plant site and property to a third party. Following this sale, we entered into an Administrative Order by Consent (“Solvay Consent Order”) with the EPA, the new owner and another third party who had operated on the site. In connection with this order, the new owner agreed to take responsibility for the removal action and agreed to indemnify us for all costs and expenses in connection with the removal action. In the third quarter of 2003, the new owner, after completing a portion of the removal, experienced financial difficulties. In an effort to continue progress on the removal action, we expended $0.9 million in the second half of 2003, $2.1 million in 2004 and $0.4 million in 2005 secured by a mortgage on the property. In September 2005, we received a notice of completion from the EPA documenting that all work had been fully performed in accordance with the order.

In August 2004, we received a Request for Information regarding the investigation of additional contamination below the ground surface at the site. The Request for Information was also sent to 13 other PRPs. In July 2005, we received a General Notice Letter from the EPA notifying us that the agency believes we may be liable and requesting that we, along with other PRPs, voluntarily perform clean-up activities at the site. We have responded, indicating that there had been no communications with other PRPs but that we were willing to begin the negotiation process with the EPA and other interested parties regarding a possible Consent Order. Subsequently, in July 2005, the EPA submitted to us a proposed Consent Order and informed us that three other PRPs had also expressed interest in negotiating a possible Consent Order.

At this time, the nature and extent of the contamination, the required remediation, the total cost of the clean-up and the cost sharing responsibilities of the PRPs cannot be determined, although the EPA indicated that it incurred $0.5 million in past response costs, which it will seek to recover from us and the other PRPs. As a result, we increased our environmental reserve for Milwaukee Solvay by $0.5 million in 2005.

In August 2006, we sold our mortgage on the site to East Greenfield. East Greenfield acquired the mortgage for the assumption of all environmental obligations and a cash payment of $2.25 million. In addition, East Greenfield deposited $4.5 million into an escrow account to fund any remaining environmental clean-up activities and to purchase insurance coverage with a $5 million limit. In the third quarter of 2006, we reduced our environmental reserve related to this site by $2.7 million to reflect our reduced liability. Subsequently, in December 2006, the Company and five other PRPs entered an Administrative Settlement Agreement and AOC with the EPA to conduct a Remedial Investigation/Feasibility Study and to reimburse certain response costs incurred by EPA. In January 2007, the PRP Group, including Cliffs, entered into an AOC to conduct a Remedial Investigation/Feasibility Study for the site, to include surface, subsurface and sediment sampling. The PRP Group has retained a consultant to conduct the site investigation. Following a series of meetings with EPA and Wisconsin Department of Natural Resources, a work plan for the Remedial Investigation/Feasibility Study was drafted and submitted to the EPA. Comments on the draft were received in December with a final plan targeted for February 2008.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Rio Tinto Mine Site

The Rio Tinto Mine Site is a historic underground copper mine located near Mountain City, Nevada, where tailings were placed in Mill Creek, a tributary to the Owyhee River. Site investigation and remediation work is being conducted in accordance with a Consent Order between the NDEP and the RTWG composed of Cliffs, Atlantic Richfield Company, Teck Cominco American Incorporated, and E. I. du Pont de Nemours and Company. The Consent Order provides for technical review by the U.S. Department of the Interior Bureau of Indian Affairs, the U.S. Fish & Wildlife Service, U.S. Department of Agriculture Forest Service, the NDEP and the Shoshone-Paiute Tribes of the Duck Valley Reservation (collectively, “Rio Tinto Trustees”). The Consent Order is currently projected to continue with the objective of supporting the selection of the final remedy for the site. Costs are shared pursuant to the terms of a Participation Agreement between the parties of the RTWG, who have reserved the right to renegotiate any future participation or cost sharing following the completion of the Consent Order.

The Rio Tinto Trustees have made available for public comment their plans for the assessment of NRD. The RTWG commented on the plans and also are in discussions with the Rio Tinto Trustees informally about those plans. The notice of plan availability is a step in the damage assessment process. The studies presented in the plan may lead to a NRD claim under CERCLA. There is no monetized NRD claim at this time.

During 2006, the focus of the RTWG was on development of alternatives for remediation of the mine site. A draft of an alternatives study was reviewed with NDEP, the EPA and the Rio Tinto Trustees and as of December 31, 2006, the alternatives have essentially been reduced to two: (1) tailings stabilization and long-term water treatment; and (2) removal of the tailings. The estimated costs range from approximately $10 million to $27 million. In recognition of the potential for an NRD claim, the parties are actively pursuing a global settlement, that would include the EPA and encompass both the remedial action and the NRD issues. We increased our reserve by $4.1 million in the third quarter of 2006 to reflect our estimated costs for completing the work under the existing Consent Order and our share of the eventual remediation costs based on a consideration of the various remedial measures and related cost estimates, which are currently under review. The expense was included in Selling, general and administrative in the Statements of Consolidated Operations.

During 2007 a number of meetings were held with the NDEP, the EPA, and the Rio Tinto Trustees (collectively, “RTAG”) regarding the remedial alternatives. Following a number of studies undertaken to evaluate the feasibility of a modified alternative for removal of the tailings, it was suggested that this could be the basis for a “global settlement”, incorporating both site remediation and potential NRD claims. During the fourth quarter of 2007, initial positions for a global settlement were exchanged between RTWG and RTAG. A mediation of cost allocation among the RTWG parties has been scheduled for the second quarter of 2008.

Kipling Furnace Site

In November 1991, the MDEQ notified us that it believed we were liable for contamination at the Kipling Furnace site in Kipling, Michigan and requested that we voluntarily undertake actions to remediate the site. We owned and operated a portion of the site from approximately 1902 through 1925 when we sold the property to CITGO Petroleum Company. CITGO in turn, operated at the site and thereafter sold the northern portion of the site to a third party. This northern portion of the site was the location of the majority of our former operations. CITGO has been working formally with MDEQ to address the portions of the site impacted by CITGO’s operations on the property, which occurred between 1925 and 1986. CITGO submitted a remedial action plan in August 2003 to the MDEQ. However, the MDEQ subsequently rejected this remedial action plan as being inadequate.

We responded to the 1991 letter by performing a hydrogeological investigation at the site in 1996, with follow-up monitoring occurring in 1998 through 2003. We developed a proposed remedial action plan to address materials associated with our former operations at the site. We currently estimate the cost of implementing our proposed remedial action to be $0.3 million, which was previously provided for in our environmental reserve. We have not yet implemented the proposed remedial action plan.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In June 2004, the MDEQ made a new demand to both CITGO and the Company to take responsive actions at the property, including development and submittal of a remedial action plan to the department for approval. CITGO and the Company agreed to cooperate in the development of a joint remedial action plan as encouraged by MDEQ. Additional investigative work at the site has been undertaken by CITGO. At this time, it is unclear whether the MDEQ, once aware of our response activities at the site to date, will require further investigations or implement a remedial action plan going beyond what has already been developed. Conducting further investigations, revising our proposed remedial action plan, or implementing the plan, could result in higher costs than recorded. In addition, an access agreement with the current owners will be required to conduct the remediation.

Deer Lake

Deer Lake is a reservoir located near Ishpeming, Michigan that historically provided water storage for the Carp River Power Plant that was razed in 1972. Elevated concentrations of mercury in Deer Lake fish were noted in 1981. Three known sources of mercury to the lake were atmospheric deposition, historic use of mercury in gold amalgamation on the west side of the lake, and releases of mercury to the City of Ishpeming sewer system, including waste assay solutions from a laboratory operated by Cliffs. The State of Michigan filed suit in 1982 alleging that we had liability for the mercury releases. A Consent Agreement was entered in 1984 that required certain remediation and mitigation, which was performed, and by 2003 mercury concentrations in fish had declined significantly. Subsequently, we engaged in negotiations with the State to comprehensively and completely resolve our liability for mercury releases. An amendment to the Consent Agreement between the Company and the State was entered by the Court on November 7, 2006. The agreement provides for additional remedial measures, long-term maintenance and provisions for public access to various water bodies which we own or control. All 2007 activities required by the amended Consent Agreement were completed.

Northshore Air Permit Matters

On December 16, 2006, Northshore submitted an application to the MPCA for an administrative amendment to its air pollution operating permit. The proposed amendment requested the deletion of a term in the air permit that was derived from a court case brought against the Silver Bay taconite operations in 1972. The permit term incorporated elements of the court-ordered requirement to reduce fiber emissions to below a medically significant level by installing controls that would be deemed adequate if the fiber levels in Silver Bay were below those of a “control city such as St. Paul”. We requested deletion of this “control city” permit requirement on the grounds that the court-ordered requirements had been satisfied more than 20 years ago and should no longer be included in the permit. The MPCA denied our application on February 23, 2007. We have appealed the denial to the Minnesota Court of Appeals (the “Amendment Appeal”). The Amendment Appeal is currently pending. Oral arguments were held on our appeal on February 21, 2008.

Subsequent to the filing of the Amendment Appeal, the MPCA alleged that Northshore was in violation of the control city standard based on new data that the MPCA collected showing that current fiber levels in St. Paul were lower than in Silver Bay for a period in 2007. Northshore filed a motion with the U.S. District Court for the District of Minnesota to re-open the original Reserve Mining case, requesting that the court declare the control city standard satisfied and the court’s injunction voided, or if the control city standard remained in effect, clarify that it was a fixed standard set at the 1980 level rather than a moving standard (the “Federal Suit”). Shortly thereafter, the Save Lake Superior Association and the Sierra Club filed a lawsuit in U.S. District Court for the District of Minnesota with respect to alleged violations of the control city standard (the “Citizens Suit”). On September 20, 2007, the court granted Northshore’s motion to stay the Citizen’s Suit pending resolution of the Federal Suit.

The Court entered an order in the Federal Suit on December 21, 2007, concluding that the 1975 federal court injunction from the case no longer had any force or effect. However, the court’s order also stated that the control city standard was a state permit requirement that can only be addressed in state court. While the determination that the 1975 federal injunction no longer has any effect is favorable, Northshore is currently analyzing the implications of

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

the Federal Court order with respect to Northshore’s operating permit and pending state appeal. On February 21 2008, Northshore filed an appeal of certain aspects of the Federal Court’s order. The impact of the Federal Court order on the Citizen’s Suit is also unclear, although the MPCA stated during depositions in the Federal Court proceedings in November 2007 that based on current fiber sample results, it believes Northshore to be in compliance with the control city permit term.

Koolyanobbing operations

On May 14, 2007, the AEPA published a study in which they recommended the establishment of “A class reserves” for the protection of certain allegedly environmentally sensitive areas of Western Australia. Some of the proposed A class reserves overlap with mining tenements granted to Portman (the “Overlapping Areas”). The AEPA study has been submitted to the Minister for the Environment and Heritage.

Portman originally received governmental approval to mine in the Overlapping Areas in June 2003. Since that time, we have met all applicable environmental requirements. Although we are currently reviewing the study and the effects of the designation of the Overlapping Areas as A class reserves, such categorization may have a material effect on our operations. It is unknown at this time whether the Minister for the Environment and Heritage will accept the recommendations of the AEPA. If the recommendations of the AEPA are accepted, we will challenge any such decision.

Mine Closure

The mine closure obligation of $118.5 million and $90.9 million at December 31, 2007 and 2006, respectively, includes our four consolidated North American operating iron ore mines, a closed operation formerly known as LTVSMC and our Asia-Pacific iron ore mines. The 2007 obligation also includes three consolidated North American operating coal mines and the coal mine at Sonoma.

The LTVSMC closure obligation results from an October 2001 transaction where we received a net payment of $50 million and certain other assets and assumed environmental and facility closure obligations estimated at $50 million, which obligations have declined to $22.5 million at December 31, 2007. In the fourth quarter of 2007, we sold portions of the former LTVSMC site. The sale included cash proceeds of approximately $18 million and the assumption by Mesabi Nugget of certain environmental and reclamation liabilities. The assets sold to Mesabi Nugget consist of ownership and leasehold interests in the subject real property, including mineral and surface rights. We also sold certain assets at the LTVSMC site to PolyMet in 2005 and 2006. PolyMet has assumed responsibility for environmental and reclamation obligations related to the purchased assets. We will reduce our liability related to these obligations as they are completed by PolyMet. See NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS.

The accrued closure obligation for our active mining operations of $96.0 million provides for contractual and legal obligations associated with the eventual closure of the mining operations. We determined the obligations, based on detailed estimates, adjusted for factors that an outside third party would consider (i.e., inflation, overhead and profit), escalated to the estimated closure dates and then discounted using a credit adjusted risk-free interest rate for the initial estimates. The estimate at December 31, 2007 and 2006 included incremental increases in the closure cost estimates and minor changes in estimates of mine lives at Empire and United Taconite. The closure date for each location was determined based on the exhaustion date of the remaining economic iron ore reserves. The accretion of the liability and amortization of the related fixed asset is recognized over the estimated mine lives for each location.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following summarizes our asset retirement obligation liability at December 31:

	2007	2006
	(In millions)

Asset retirement obligation at beginning of year	$62.7	$52.5
Accretion expense	6.6	5.1
PinnOak acquisition	19.9	—
Sonoma investment	4.3	—
Reclassification from environmental obligations	1.1	—
Exchange rate changes	0.9	0.7
Revision in estimated cash flows	0.5	4.4

Asset retirement obligation at end of year	$96.0	$62.7

NOTE 6 — CREDIT FACILITIES

On August 17, 2007, we entered into a five-year unsecured credit facility with a syndicate of 13 financial institutions. The facility provides $800 million in borrowing capacity, comprised of $200 million in term loans and $600 million in revolving loans, swing loans and letters of credit. Loans are drawn with a choice of interest rates and maturities, subject to the terms of the agreement. Interest rates are either (1) a range from LIBOR plus 0.45 percent to LIBOR plus 1.125 percent based on debt and earnings or (2) the prime rate or the prime rate plus 1.125 percent, based on debt and earnings.

The credit agreement replaces a $500 million credit agreement dated June 23, 2006 between Cliffs and various lenders, which was scheduled to expire June 23, 2011. It also replaces a credit agreement dated July 26, 2007 between Cliffs and various lenders for a $150 million revolving credit facility scheduled to expire July 24, 2008. We incurred $0.8 million of expense, recorded in Interest expense on the Statements of Consolidated Operations, related to the accelerated write-off of debt issuance costs due to the replacement of the $500 million credit facility. The credit facility has two financial covenants based on: (1) debt to earnings ratio and (2) interest coverage ratio. As of December 31, 2007, we were in compliance with the covenants in the credit agreement.

As of December 31, 2007, $240 million was drawn in revolving loans and the principal amount of letter of credit obligations totaled $16.2 million under the credit facility. We also had $200 million drawn in term loans. We had $343.8 million of borrowing capacity available under the $800 million credit facility at December 31, 2007. The weighted average annual interest rate for outstanding revolving and term loans under the credit facility was 5.81 percent as of December 31, 2007. After the effect of interest rate hedging, the weighted average annual borrowing rate was 5.68 percent.

Portman is party to a A$40 million multi-option credit facility, which was finalized in April 2007. The floating interest rate is 20 basis points over the 90-day bank bill swap rate in Australia. At December 31, 2007, the outstanding bank commitments were A$12.5 million, reducing borrowing capacity to A$27.5 million. The facility has two covenants: (1) debt to earnings ratio and (2) interest coverage ratio. As of December 31, 2007, Portman was in compliance with the covenants in the credit facility.

In 2005, Portman secured five-year financing from its customers in China as part of its long-term sales agreements to assist with the funding of the expansion of its Koolyanobbing mining operations. The borrowings, totaling $6.2 million at December 31, 2007, accrued interest annually at five percent. The borrowings require principal payments of approximately $0.8 million plus accrued interest to be made each January 31 for the next two years, with the balance due in full on January 31, 2010.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 7 — LEASE OBLIGATIONS

We lease certain mining, production, and other equipment under operating and capital leases. The leases are for varying lengths, generally at market interest rates and contain purchase and/or renewal options at the end of the terms. Our operating lease expense was $14.7 million, $14.2 million and $12.9 million in 2007, 2006 and 2005, respectively. Capital leases were $68.2 million and $37.2 million at December 31, 2007 and 2006, respectively. Corresponding accumulated amortization of capital leases included in respective allowances for depreciation was $15.2 million and $12.8 million at December 31, 2007 and 2006, respectively.

Future minimum payments under capital leases and noncancellable operating leases, at December 31, 2007 were:

	Capital	Operating
Year Ended December 31,	Leases	Leases
	(In millions)

2008	$9.7	$18.2
2009	10.1	16.8
2010	8.7	14.7
2011	8.7	10.3
2012	8.4	6.5
2013 and thereafter	31.8	11.4

Total minimum lease payments	77.4	$77.9

Amounts representing interest	21.0

Present value of net minimum lease payments	$56.4

Total minimum capital lease payments of $77.4 million include $1.0 million and $76.4 million for our North American Iron Ore segment and Asia-Pacific Iron Ore segment, respectively. Total minimum operating lease payments of $77.9 million include $56.8 million for our North American Iron Ore segment, $1.0 million for our North American Coal segment, $14.6 million for our Asia-Pacific Iron Ore segment and $5.5 million related to our corporate office.

NOTE 8 — RETIREMENT RELATED BENEFITS

We offer defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans to most employees in our North American Iron Ore operations as part of a total compensation and benefits program. Employees of the North American Coal segment receive similar benefits as our North American Iron Ore operations, except for defined benefit plans. We do not have employee retirement benefit obligations at our Asia-Pacific operations.

The defined benefit pension plans are largely noncontributory and benefits are generally based on employees’ years of service and average earnings for a defined period prior to retirement or a minimum formula. On September 12, 2006, the Company’s Board of Directors approved modifications to the pension benefits provided to salaried participants. The modifications retroactively reinstated the final average pay benefit formula (previously terminated and replaced with a cash balance formula in July 2003) to allow for additional accruals through June 30, 2008 or the continuation of benefits under an improved cash balance formula, whichever is greater. The change increased the PBO by $15.1 million and pension expense by $1.1 million in 2006. Defined pension plan benefit changes pursuant to the four-year labor agreements reached with the USW for U.S. employees, effective August 1, 2004, and similar changes agreed on for salaried workers, were first recognized in 2005 pension expense. The changes enhanced the temporary supplemental benefit provided under the defined benefit plans and resulted in an increase of $4.0 million in PBO and $0.6 million in 2005 pension expense.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In addition, we currently provide various levels of retirement health care and OPEB to most full-time employees who meet certain length of service and age requirements (a portion of which are pursuant to collective bargaining agreements). Most plans require retiree contributions and have deductibles, co-pay requirements, and benefit limits. Most bargaining unit plans require retiree contributions and co-pays for major medical and prescription drug coverage. Effective July 1, 2003, we imposed an annual limit on our cost for medical coverage under the U.S. salaried plans, except for the plans covering participants at the Northshore and LS&I operations. The annual limit applies to each covered participant and equals $7,000 for coverage prior to age 65 and $3,000 for coverage after age 65, with the retiree’s participation adjusted based on the age at which retiree’s benefits commence. The covered participant pays an amount for coverage equal to the excess of (i) the average cost of coverage for all covered participants, over (ii) the participant’s individual limit, but in no event will the participant’s cost be less than 15 percent of the average cost of coverage for all covered participants. The changes implemented to the U.S. salaried pension and other benefit plans reduced costs by an estimated $8.0 million on an annualized basis. We do not provide OPEB for most U.S. salaried employees hired after January 1, 1993. OPEB are provided through programs administered by insurance companies whose charges are based on benefits paid.

Our North American Coal segment is required under an agreement with the UMWA to pay amounts into the UMWA pension trusts based principally on hours worked by UMWA-represented employees. These multiemployer pension trusts provide benefits to eligible retirees through a defined benefit plan.

The UMWA 1993 Benefit Plan is a defined contribution plan that was created as the result of negotiations for the NBCWA of 1993. The Plan provides healthcare insurance to orphan UMWA retirees who are not eligible to participate in the Combined Fund or the 1992 Benefit Fund or whose last employer signed the 1993 or later NBCWA and who subsequently goes out of business. Contributions to the Trust are at a rate of $4.00 per hour worked and amounted to $2.6 million for the five-month period since the PinnOak acquisition.

Pursuant to the four-year labor agreements reached with the USW for U.S. employees, effective August 1, 2004, negotiated plan changes capped our share of future bargaining unit retirees’ healthcare premiums at 2008 levels for the years 2009 and beyond. The agreements also provide that Cliffs and its partners fund an estimated $220 million into bargaining unit pension plans and VEBAs during the term of the contracts.

In December 2003, The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 was enacted. This act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost as of December 31, 2004, and for periods thereafter reflect amounts associated with the subsidy. As a result, year 2007, 2006, and 2005 OPEB expense reflect estimated cost reductions of $2.5 million, $3.0 million and $3.4 million, respectively. We elected to adopt the retroactive transition method for recognizing the OPEB cost reduction in the second quarter 2004. The following table summarizes the annual costs for the retirement plans.

	2007	2006	2005
	(In millions)

Defined benefit pension plans	$17.4	$23.0	$18.9
Defined contribution pension plans	5.1	4.6	4.0
Other postretirement benefits	4.5	9.8	13.7

Total	$27.0	$37.4	$36.6

The following tables and information provide additional disclosures for our consolidated plans.

Obligations and Funded Status

On September 29, 2006, the FASB issued SFAS 158, requiring an entity to recognize on its balance sheet the funded status of its defined benefit postretirement plans. Changes in the funded status of a defined benefit

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

postretirement plan are recognized, net of tax, within accumulated other comprehensive income, effective for fiscal years ending after December 31, 2006.

The following tables and information provide additional disclosures for the year-ended December 31, 2007 and 2006:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
		(In millions)

Change in benefit obligations:
Benefit obligations — beginning of year	$706.7	$698.0	$272.2	$301.2
Service cost (excluding expenses)	11.4	10.1	2.1	2.2
Interest cost	38.9	38.2	14.5	14.8
Plan amendments	—	14.1	—	—
Actuarial gain	(29.8)	(9.9)	(28.0)	(30.8)
Benefits paid	(46.4)	(43.8)	(22.4)	(19.2)
Participant contributions	—	—	3.3	2.9
Federal subsidy on benefits paid	—	—	1.2	1.1
Acquisitions	—	—	9.8	—

Benefit obligations — end of year	$680.8	$706.7	$252.7	$272.2

Change in plan assets:
Fair value of plan assets — beginning of year	$568.7	$511.5	$114.9	$86.9
Actual return on plan assets	41.5	60.3	6.7	12.8
Employer contributions	32.5	40.7	5.2	15.4
Benefits paid	(46.4)	(43.8)	(0.1)	(0.2)

Fair value of plan assets — end of year	$596.3	$568.7	$126.7	$114.9

Funded status at December 31:
Fair value of plan assets	$596.3	$568.7	$126.7	$114.9
Benefit obligations	(680.8)	(706.7)	(252.7)	(272.2)

Funded status (plan assets less benefit obligations)	$(84.5)	$(138.0)	$(126.0)	$(157.3)

Amount recognized at December 31	$(84.5)	$(138.0)	$(126.0)	$(157.3)

Amounts recognized in Statements of Financial Position:
Noncurrent assets	$6.7	$2.1	$—	$—
Current liabilities	(1.5)	—	(11.2)	(18.3)
Noncurrent liabilities	(89.7)	(140.1)	(114.8)	(139.0)

Net amount recognized	$(84.5)	$(138.0)	$(126.0)	$(157.3)

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$160.0		$70.8
Prior service (credit) cost	22.4		(22.2)
Transition asset	—		(15.1)

Net amount recognized	$182.4		$33.5

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2008:
Net actuarial loss	$8.7		$5.6
Prior service (credit) cost	3.7		(5.6)
Transition asset	—		3.0

Net amount recognized	$12.4		$3.0

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Pension Plans					Other Postretirement Benefits
	Salaried	Hourly	Mining	SERP	Total	Salaried	Hourly	Total
	(In millions)

Fair value of plan assets	$253.4	$342.8	$0.1	$—	$596.3	$—	$126.7	$126.7
Benefit obligation	(243.4)	(430.6)	(1.6)	(5.2)	(680.8)	(54.8)	(197.9)	(252.7)
Funded status	$10.0	$(87.8)	$(1.5)	$(5.2)	$(84.5)	$(54.8)	$(71.2)	$(126.0)

The accumulated benefit obligation for all defined benefit pension plans was $657.6 million and $681.0 million at December 31, 2007 and 2006, respectively.

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
	(In millions)

Service cost	$11.4	$10.1	$9.2	$2.1	$2.2	$2.1
Interest cost	38.9	38.2	37.0	14.5	14.8	16.2
Expected return on plan assets	(47.1)	(42.6)	(39.3)	(10.1)	(8.2)	(6.5)
Amortization:
Net (asset) obligation	—	(2.1)	(3.6)	(3.0)	(3.0)	(3.0)
Prior service costs	3.8	2.8	2.5	(5.6)	(5.6)	(5.6)
Net actuarial loss (gain)	10.4	16.6	13.1	6.5	9.6	10.5

Net periodic benefit cost	$17.4	$23.0	$18.9	$4.4	$9.8	$13.7
Current year actuarial (gain)	(24.0)	N/A	N/A	(24.5)	N/A	N/A
Amortization of net (loss)	(10.4)	N/A	N/A	(6.5)	N/A	N/A
Current year prior service cost	—	N/A	N/A	—	N/A	N/A
Amortization of prior service (cost) credit	(3.8)	N/A	N/A	5.6	N/A	N/A
Amortization of transition asset	—	N/A	N/A	3.0	N/A	N/A

Total recognized in other comprehensive income	$(38.2)	N/A	N/A	$(22.4)	N/A	N/A

Total recognized in net periodic cost and other comprehensive income	$(20.8)	N/A	N/A	$(18.0)	N/A	N/A

Additional Information

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
	(In millions)

Effect of change in mine ownership & minority interest	$45.8	$47.0	$5.4	$7.1
Actual return on plan assets	41.5	60.3	6.6	12.8

Assumptions

At December 31, 2007 we increased our discount rate to 6.00 percent from 5.75 percent at December 31, 2006. The U.S. discount rates are determined by matching the projected cash flows used to determine the PBO and APBO to a projected yield curve of approximately 400 Aa graded bonds in the 10th to 90th percentiles. These bonds are either noncallable or callable with make-whole provisions. The duration matching produced rates ranging from 5.97 percent to 6.12 percent for our plans.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Weighted-average assumptions used to determine benefit obligations at December 31 were:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006

Discount rate	6.00%	5.75%	6.00%	5.75%
Rate of compensation increase	4.13	4.16	4.50	4.50

Weighted-average assumptions used to determine net benefit cost for the years 2007, 2006 and 2005 were:

	Pension Benefits				Other Benefits
	2007	2006		2005	2007	2006	2005

Discount rate	5.75%	5.50/5.75	%(1)	5.75%	5.75%	5.50%	5.75%
Expected return on plan assets	8.50	8.50		8.50	8.50	8.50	8.50
Rate of compensation increase	4.16	4.12		4.16	4.50	4.50	4.50

(1)	Year 2006 SFAS 87 expense was re-measured on September 12, 2006 at 5.75 percent to recognize benefit improvements for salaried participants.

Assumed Health Care Cost Trend Rates at December 31 were:

	2007	2006

Health care cost trend rate assumed for next year	7.00%	7.50%
Ultimate health care cost trend rate	5.00	5.00
Year that the ultimate rate is reached	2012	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Increase	Decrease
	(In millions)

Effect on total of service and interest cost	$1.6	$(1.3)
Effect on postretirement benefit obligation	23.5	(19.8)

Plan Assets

The returns and risks associated with alternative investment strategies in relation to the current and projected liabilities of the various pension and VEBA plans are reviewed regularly to determine appropriate asset allocation strategies for each plan.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Pension

The pension plan asset allocation at December 31, 2007, and 2006, and the target allocation for 2008 are as follows:

		Percentage of
	2008	Plan Assets at
	Target	December 31,
Asset Category	Allocation	2007	2006

Equity securities	54.2%	53.0%	54.8%
Debt securities	31.8	32.6	31.5
Hedge funds	4.0	4.2	3.9
Real estate	10.0	10.1	9.7
Cash	—	0.1	0.1

Total	100.0%	100.0%	100.0%

	Assets at December 31,
Asset Category	2007	2006
	(In millions)

Equity securities	$315.8	$311.4
Debt securities	194.0	179.1
Hedge funds	25.3	22.4
Real estate	60.4	55.0
Cash	0.8	0.8

Total	$596.3	$568.7

The expected return on plan assets represents the weighted average of expected returns for each asset category. Expected returns are determined based on historical performance, adjusted for current trends. The expected return is net of benefit plan expenses.

VEBA

Assets for other benefits include VEBA trusts pursuant to bargaining agreements that are available to fund retired employees’ life insurance obligations and medical benefits. The other benefit plan asset allocation at December 31, 2007, and 2006, and target allocation for 2008 are as follows:

		Percentage of
	2008	Plan Assets at
	Target	December 31,
Asset Category	Allocation	2007	2006

Equity securities	59.6%	58.8%	60.7%
Debt securities	34.1	36.0	34.0
Hedge funds	6.3	5.0	5.1
Cash	—	0.2	0.2

Total	100.0%	100.0%	100.0%

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Assets at December 31,
Asset Category	2007	2006
	(In millions)

Equity securities	$74.5	$69.8
Debt securities	45.6	39.1
Hedge funds	6.4	5.8
Cash	0.2	0.2

Total	$126.7	$114.9

The expected return on plan assets represents the weighted average of expected returns for each asset category. Expected returns are determined based on historical performance, adjusted for current trends. The expected return is net of benefit plan expenses.

Annual contributions to the pension plans are made within income tax deductibility restrictions in accordance with statutory regulations. In the event of plan termination, the plan sponsors could be required to fund additional shutdown and early retirement obligations that are not included in the pension obligations.

		Other Benefits
	Pension		Direct
Company Contributions	Benefits	VEBA	Payments	Total
	(In millions)

2006	$40.7	$15.4	$15.0	$30.4
2007	32.5	5.2	17.8	23.0
2008 (Expected)*	24.4	4.8	11.2	16.0

*	Because the United Taconite VEBA trust is at least 90 percent funded at December 31, 2007, contributions are not required. Pursuant to the bargaining agreement, benefits can be paid from VEBA trusts that are at least 70 percent funded.

VEBA plans are not subject to minimum regulatory funding requirements. Amounts contributed are pursuant to bargaining agreements.

Contributions by participants to the other benefit plans were $3.3 million and $2.9 million for years ended December 31, 2007 and 2006, respectively.

We are currently considering various options for the amount to be contributed to the pension plans during 2008. The amounts reflected represent minimum funding requirements and bargaining agreements.

Estimated Cost for 2008

For 2008, we estimate net periodic benefit cost as follows:

(In millions)

Defined benefit pension plans	$15.4
Defined contribution plans	5.3
Other postretirement benefits	3.9

Total	$24.6

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Estimated Company Benefit Payments

		Other Benefits
		Gross	Less	Net
	Pension	Company	Medicare	Company
	Benefits	Benefits	Subsidy	Payments
	(In millions)

2008	$50.7	$18.9	$1.4	$17.5
2009	49.7	19.6	1.3	18.3
2010	49.5	20.3	1.3	19.0
2011	50.1	20.7	1.2	19.5
2012	54.8	20.9	1.3	19.6
2013-2017	255.5	105.9	7.2	98.7

Other Potential Benefit Obligations

While the foregoing reflects our obligation, our total exposure in the event of non-performance is potentially greater. Following is a summary comparison of the total obligation:

	December 31, 2007
	Defined
	Benefit	Other
	Pensions	Benefits
	(In millions)

Fair value of plan assets	$596.3	$126.7
Benefit obligation	680.8	252.7

Underfunded status of plan	$(84.5)	$(126.0)

Additional shutdown and early retirement benefits	$38.6	$27.9

NOTE 9 —	INCOME TAXES

Income from continuing operations before income taxes and minority interest include the following components:

	2007	2006	2005
	(In millions)

United States	$312.3	$304.9	$345.0
Foreign	68.4	82.9	23.1

	$380.7	$387.8	$368.1

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The components of the provision for income taxes on continuing operations consist of the following:

	2007	2006	2005
	(In millions)

Current provision:
United States federal	$67.7	$59.0	$63.5
United States state & local	1.0	2.1	3.3
Foreign	48.5	34.6	22.4

	117.2	95.7	89.2
Deferred provision (benefit):
United States federal	(12.7)	10.4	7.3
United States state & local	(2.9)	(0.5)	2.8
Foreign	(17.5)	(14.7)	(14.5)

	(33.1)	(4.8)	(4.4)

Total provision on continuing operations	$84.1	$90.9	$84.8

Reconciliation of our income tax attributable to continuing operations computed at the United States federal statutory rate is as follows:

	2007	2006	2005
	(In millions)

Tax at U.S. statutory rate of 35 percent	$133.3	$135.7	$128.8
Increase (decrease) due to:
Percentage depletion in excess of cost depletion	(46.9)	(32.7)	(37.6)
Tax effect of foreign operations	(6.6)	(8.6)	—
State taxes, net	(2.4)	1.6	5.0
Manufacturer’s deduction	(4.3)	(1.2)	(0.5)
Valuation allowance	13.0	—	(8.9)
Other items — net	(2.0)	(3.9)	(2.0)

Income tax expense	$84.1	$90.9	$84.8

The components of income taxes for other than continuing operations consisted of the following:

	2007	2006	2005
	(In millions)

Discontinued operations	$0.2	$0.2	$(0.4)
Cumulative effect of accounting change	—	—	2.8
Other comprehensive (income) loss:
Postretirement liability	20.1	9.7	(10.5)
Mark-to-market adjustments	7.1	6.9	0.8

	27.2	16.6	(9.7)
Cumulative effect of implementing SFAS 158	—	(60.4)	—
Paid in capital — stock options	(4.3)	1.4	(2.6)

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Significant components of our deferred tax assets and liabilities as of December 31, 2007 and 2006 are as follows:

	2007	2006
	(In millions)

Deferred tax assets:
Pensions	$48.6	$62.7
Postretirement benefits other than pensions	38.5	41.9
Deferred revenue	—	23.2
Alternative minimum tax credit carryforwards	20.4	12.8
Capital loss carryforwards	13.2	11.9
Development	13.6	11.9
Asset retirement obligations	18.4	7.7
Operating loss carryforwards	13.4	2.2
Product inventories	10.6	—
Contingent purchase price	43.7	—
Other liabilities	49.1	31.7

Total deferred tax assets before valuation allowance	269.5	206.0
Deferred tax asset valuation allowance	26.3	11.9

Net deferred tax assets	243.2	194.1
Deferred tax liabilities:
Properties	257.0	135.2
Investment in ventures	99.4	20.5
Product inventories	—	12.9
Other assets	17.0	28.1

Total deferred tax liabilities	373.4	196.7

Net deferred tax liabilities	$(130.2)	$(2.6)

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The deferred tax amounts are classified on the Statements of Consolidated Financial Position as current or long-term in accordance with the asset or liability to which they relate. Following is a summary:

	2007	2006
	(In millions)

Deferred tax assets:
United States
Current	$17.3	$9.4
Long-term	42.1	107.0

Total United States	59.4	116.4
Foreign
Current	0.6	—

Total deferred tax assets	60.0	116.4
Deferred tax liabilities:
Foreign
Current	2.6	2.0
Long-term	187.6	117.0

Total deferred tax liabilities	190.2	119.0

Net deferred tax liabilities	$(130.2)	$(2.6)

At December 31, 2007, we had $20.4 million of deferred tax assets related to United States alternative minimum tax credits that can be carried forward indefinitely.

At December 31, 2007, we had United States federal, state and foreign net operating losses of $1.1 million, $38.8 million and $43.7 million, respectively. The United States federal net operating loss carryforward will expire in 2022, the state net operating losses will begin to expire in 2022 and the foreign net operating loss can be carried forward indefinitely. The tax benefit related to the federal and foreign net operating loss carryforwards is $0.4 million and $13.0 million, respectively. We also have a capital loss carryforward of $44.2 million which can be carried forward indefinitely. The tax benefit related to the capital loss carryforward is $13.3 million.

Gross deferred tax assets as of December 31, 2007 and 2006 have been reduced by $26.3 million and $11.9 million, respectively, to amounts that are considered more-likely-than-not of being realized. Of the $26.3 million at December 31, 2007, $13.3 million relates to Portman deferred tax assets existing at the time of the 2005 acquisition. Any reversal of this portion of the valuation allowance reduces goodwill.

At December 31, 2007, cumulative undistributed earnings of our Asia-Pacific Iron Ore subsidiary included in consolidated retained earnings amounted to $78.7 million. These earnings are indefinitely reinvested in international operations. Accordingly, no provision has been made for deferred taxes related to the future repatriation of these earnings, nor is it practicable to determine the amount of this liability.

On January 1, 2007, we adopted the provisions of FIN 48. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The effects of applying this Interpretation resulted in a decrease of $7.7 million to retained earnings as of January 1, 2007.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)

Unrecognized tax benefits balance as of January 1, 2007	$12.3
Increases for tax positions in prior years	3.3
Decreases for tax positions in prior years	(0.4)
Settlements	—
Lapses in statutes of limitations	—

Unrecognized tax benefits balance as of December 31, 2007	$15.2

At December 31, 2007, we had $15.2 million of unrecognized tax benefits recorded in Other liabilities on the Statements of Consolidated Financial Position, of which $15.2 million, if recognized, would impact the effective tax rate. We recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2007, we had $11.0 million of accrued interest related to the unrecognized tax benefits.

Tax years that remain subject to examination are years 2003 and forward for the United States, 1993 and forward for Canada and 1994 and forward for Australia. It is reasonably possible that a decrease of $11.2 million in unrecognized tax benefit obligations will occur within the next 12 months due to expected settlements with the taxing authorities. While the expected settlements remain uncertain, before settlement, it is reasonably possible that the amount of unrecognized tax benefit may increase by $1.0 million.

NOTE 10 —	PREFERRED STOCK

In January 2004, we completed an offering of $172.5 million of redeemable cumulative convertible perpetual preferred stock, without par value, issued at $1,000 per share. The preferred stock pays quarterly cash dividends at a rate of 3.25 percent per annum, has a liquidation preference of $1,000 per share and is convertible into our common shares at an adjusted rate of 133.0646 common shares per share of preferred stock, which is equivalent to an adjusted conversion price of $7.56 per share at December 31, 2007, subject to further adjustment in certain circumstances. Each share of preferred stock may be converted by the holder if during any quarter ending after March 31, 2004 the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 110 percent of the applicable conversion price on such trading day ($8.31 at December 31, 2007; this threshold was met as of December 31, 2007). The satisfaction of this condition allows conversion of the preferred stock during the quarter ending March 31, 2008. Holders of preferred stock may also convert: (1) if during the five business day period after any five consecutive trading-day period in which the trading price per share of preferred stock for each day of that period was less than 98 percent of the product of the closing sale price of our common stock and the applicable conversion rate on each such day; (2) upon the occurrence of certain corporate transactions; or (3) if the preferred stock has been called for redemption.

On or after January 20, 2009, we may, at our option, redeem some or all of the preferred stock at a redemption price equal to 100 percent of the liquidation preference, plus accumulated but unpaid dividends, but only if the closing price exceeds 135 percent of the conversion price, subject to adjustment, for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice. We may also exchange the preferred stock for convertible subordinated debentures in certain circumstances. We have reserved approximately 22.4 million common treasury shares for possible future issuance for the conversion of the preferred stock. Our shelf registration statement with respect to the resale of the preferred stock, the convertible subordinated debentures that we may issue in exchange for the preferred stock and the common shares issuable upon conversion of the preferred stock and the convertible subordinated debentures was declared effective by the SEC on July 22, 2004. We are no longer contractually obligated to maintain the effectiveness of the registration statement due to the expiration of the effectiveness period. Accordingly, on February 14, 2006, we deregistered 92,655 shares of Preferred Stock, $172.5 million in aggregate principal amount of debentures and approximately 11.2 million

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

common shares that have not been resold. The preferred stock is classified for accounting purposes as “temporary equity” reflecting certain provisions of the agreement that could, under remote circumstances (the delisting of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association), require us to redeem the preferred stock for cash. If we are in a default in the payment of six quarterly dividends on the preferred stock, the holders of the preferred stock will thereafter be entitled to elect two directors until all accrued and unpaid dividends are paid.

The following is a summary of activity of the preferred stock during 2007 and 2006:

	2007	2006

Number of preferred shares converted	37,585	200
Number of common shares issued from Treasury upon conversion	4,975,296	26,132
Balance of preferred stock outstanding as of December 31,	134,715	172,300
Redemption value at December 31 (in millions)	$899	$547

On January 17, 2008, 24,010 preferred shares were converted to 3,178,352 shares of common stock at a conversion rate of 133.0646, reducing our preferred stock outstanding to 110,705 shares.

NOTE 11 —	STOCK PLANS

Nonemployee Directors

The Directors’ Plan was amended in 2001 to authorize us to issue up to 800,000 common shares to Nonemployee Directors. The Directors’ Plan provides for Director Share Ownership Guidelines (“Guidelines”). A Director is required by the end of a four-year period to own either (i) a total of at least 8,000 common shares, or (ii) hold common shares with a market value of at least $100,000. If the Nonemployee Director does not meet the Guidelines assessed December 1, annually, the Nonemployee Director must take $15,000 of the annual retainer ($32,500) in common shares (“Required Retainer”) until such time the Nonemployee Director reaches the Guidelines. Once the Nonemployee Director meets the Guidelines, the Nonemployee Director may elect to receive the Required Retainer in cash.

In order to help Nonemployee Directors achieve their Guidelines, the Directors’ Plan also provides for an Annual Equity Grant (“Equity Grant”). The Equity Grant is awarded at our Annual Meeting each year to all Nonemployee Directors elected or re-elected by the shareholders. The value of the Equity Grant is $32,500 payable in restricted shares with a three-year vesting period from the date of grant. The closing market price of our common shares on our Annual Meeting Date is divided into the $32,500 Equity Grant to determine the number of restricted shares awarded. A Director may elect to defer the Equity Grant into the Nonemployee Directors’ Deferred Compensation Plan (“Compensation Plan”). A Director who is 69 or older at the Equity Grant date will receive common shares with no restrictions.

For the last three years, restricted Equity Grant shares have been awarded to elected or re-elected Directors as follows:

	Restricted Equity	Deferred Equity
Date of Grant	Grant Shares	Grant Shares

July 12, 2005	12,064	—
September 13, 2005	1,128	—
May 8, 2006	9,156	1,308
July 27, 2007	7,488	936

The Directors’ Plan offers the Nonemployee Director the opportunity to defer all or a portion of the Annual Directors’ Retainer fees ($32,500), Chair retainers, meeting fees, and the Equity Grant into the Compensation Plan. One Director actively deferred stock in the Compensation Plan in 2007.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Employees’ Plans

On July 27, 2007, shareholders of the Company adopted the 2007 ICE Plan, resulting in the discontinuation of the previous 1992 ICE Plan, as amended in 1999 effective as of March 13, 2007 and will expire on March 13, 2013. The 2007 ICE Plan authorizes up to 4,000,000 of our common shares to be issued as stock options, SAR’s, restricted shares, restricted share units, retention units, deferred shares, and performance shares or performance units. Any of the foregoing awards may be made subject to attainment of performance goals over a performance period of one or more years. Each stock option and SAR will reduce the common shares available under the 2007 ICE Plan by one common share. Each other award will reduce the common shares available under the 2007 ICE Plan by two common shares. No participant in any fiscal year can be granted in the aggregate of a number of Shares having a Fair Market Value on the Date of Grant equal to more than $5 million. The performance shares are intended to meet the requirements of Internal Revenue code section 162(m) for deduction while the retention units are not.

The adoption of the 2007 ICE Plan also resulted in the discontinuation of other various incentive and long-term compensation programs maintained under the 1992 ICE Plan. All outstanding grants made under the 1992 ICE Plan prior to July 27, 2007 continue in effect in accordance with their terms of the existing incentive plans until vested or expired.

We issued the following amounts of restricted stock with a three-year vesting period during the last three years out of the respective plans as follows:

	1992 ICE		2007 ICE
Year of Grant	Plan		Plan

2005	286,884	(1)	—
2006	313,364		—
2007	10,000		145,500

(1)	270,964 restricted shares were issued March 8, 2005. As of November 30, 2005, we re-measured the shares for retiree-eligible employees. We immediately vested one-half of the restricted grant awards to those individuals, resulting in an acceleration of $1.9 million of expense. The remaining restricted shares vested December 31, 2007.

There were no options issued in 2007, 2006 or 2005.

We recorded other stock-based compensation expense of $12.4 million in 2007, $10.3 million in 2006, and $17.4 million in 2005, primarily in Selling, general and administrative expenses on the Statements of Consolidated Operations. Our other stock-based compensation expense is comprised of Performance Shares, including retention units, and Restricted stock. Following is a summary of our Performance Share Award Agreements currently outstanding:

	Performance
	Shares
Performance Share Plan Year	Outstanding	Forfeitures*	Grant Date	Performance Period

2007	3,740		October 1, 2007	1/1/2007-12/31/2009
2007	233,860	40,000	July 27, 2007	1/1/2007-12/31/2009
2006	13,600		December 11, 2006	1/1/2006-12/31/2008
2006	28,220		September 1, 2006	1/1/2006-12/31/2008
2006	124,230	63,370	May 8, 2006	1/1/2006-12/31/2008
2006	19,710	630	September 1, 2006	1/1/2006-12/31/2008
2005	5,100		November 15, 2005	1/1/2005-12/31/2007
2005	12,920		May 23, 2005	1/1/2005-12/31/2007
2005	145,126	33,038	March 8, 2005	1/1/2005-12/31/2007

*	The 2007 and 2006 Plans are based on assumed forfeitures. The 2005 Plan is based on actual forfeitures.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

For all three Plan Year Agreements, each performance share, if earned, entitles the holder to receive a number of common shares within the range between a threshold and maximum number of shares, with the actual number of common shares earned dependent upon whether the Company achieves certain objectives established by the Compensation Committee of its Board of Directors. The performance payout is determined primarily by Cliffs’ TSR for the period as measured against a predetermined peer group of mining and metals companies. For the 2007, 2006 and 2005 Agreements, the TSR calculated payout may be reduced by up to 50 percent in the event that Cliffs’ pre-tax RONA for the incentive period falls below 12 percent. Additionally, the payout for the 2005 Agreement may be increased or reduced by up to 25 percent of the target based on management’s performance relative to our strategic objectives over the performance period as evaluated by the Compensation Committee. The final payout may vary from zero to 175 percent of the performance shares awarded for the 2005 Agreement subject to a maximum payout of two times the grant date price. The final payout for the 2007 and 2006 Agreements vary from zero to 150 percent of the performance shares awarded.

Impact of the Adoption of SFAS 123R

Under existing restricted stock plans awarded prior to January 1, 2006, we will continue to recognize compensation cost for awards to retiree-eligible employees without substantive forfeiture risk over the nominal vesting period. This recognition method differs from the requirements for immediate recognition for awards granted with similar provisions after the January 1, 2006 adoption of SFAS 123R.

The following table summarizes the share-based compensation expense that we recorded for continuing operations in accordance with SFAS 123R for 2007 and 2006:

	2007	2006
	(In millions,
	except EPS)

Cost of goods sold	$0.4	$0.6
Selling, general and administrative expense	12.0	9.7
Reduction of operating income from continuing operations before income taxes and minority interest	12.4	10.3
Income tax benefit	(4.3)	(3.6)

Reduction of net income	$8.1	$6.7

Reduction of earnings per share:
Basic	$0.10	$0.08

Diluted	$0.08	$0.06

Prior to the adoption of SFAS 123R, we presented all tax benefits for actual deductions in excess of compensation expense as operating cash flows on our Statements of Consolidated Cash Flows. SFAS 123R requires the cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense to be classified as financing cash flows. Accordingly, we classified $4.3 million and $1.2 million in excess tax benefits as cash from financing activities rather than cash from operating activities on our Statements of Consolidated Cash Flows for the years ended December 31, 2007 and 2006, respectively.

Determining fair value

We estimated fair value using a Monte Carlo simulation to forecast relative TSR performance. Consistent with the guidelines of SFAS 123R, a correlation matrix of historic and projected stock prices was developed for both Cliffs and its predetermined peer group of mining and metals companies.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The expected term of the grant represented the time from the grant date to the end of the service period for each of the three performance Agreements. We estimated the volatility of our common stock and that of the peer group of mining and metals companies using daily price intervals for all companies. The risk-free interest rate was the rate at the valuation date on zero-coupon government bonds, with a term commensurate with the remaining life of the performance plans.

The assumptions for the 2007 plan year utilized to estimate the fair value of the Agreements incorporating Cliffs’ relative TSR and the calculated fair values are as follows:

		Grant					Fair Value
		Date	Average				(Percent of
		Market	Expected	Expected	Risk-Free	Dividend	Grant Date
Plan Year	Grant Date	Price	Term (Years)	Volatility	Interest Rate	Yield	Market Price)

2007	10/1/2007	$45.89	2.2	43%	4.46	0.72	105.95%
2007	7/27/2007	34.70	2.4	43	4.46	0.72	105.95

On April 30, 2007, the Compensation and Organization Committee of the Board of Directors provided the 2005 and 2006 Plan participants with the option to elect to measure performance for the pay-out of performance shares to be based upon a single three-year performance (“new averaging”) rather than using cumulative quarterly performance (“old averaging”). Below are the assumptions for the 2005 and 2006 awards, with the fair value as a percent of the grant date, using the “new averaging” method:

							Fair Value
			Average				(Percent of
		Grant Date	Expected	Expected	Risk-Free	Dividend	Grant Date
Plan Year	Grant Date	Market Price	Term (Years)	Volatility	Interest Rate	Yield	Market Price)

2006	12/11/2006	$24.00	2.1	39%	4.68	0.72	94.54%
2006	9/1/2006	18.73	2.3	39	4.68	0.72	121.15
2006	5/8/2006	24.09	2.6	39	4.68	0.72	47.10
2006	9/1/2006	18.73	1.3	32	4.71	0.72	121.15
2005	11/15/2005	22.05	2.1	32	4.71	0.72	104.06
2005	5/23/2005	14.01	2.6	32	4.71	0.72	127.94
2005	3/8/2005	19.63	2.8	32	4.71	0.72	112.89

Below is the difference in the 2005 and 2006 “old averaging” fair value, calculated prior to the modification and the “new averaging” fair value, calculated under the new terms:

		Grant Date	Pre-modification	Change in	Revised
Plan Year	Grant Date	Stock Price	Fair Value(1)	Fair Value	Fair Value

2006	12/11/2006	$24.00	$4.00	$41.37	$45.37
2006	9/1/2006	18.73	4.01	41.36	45.37
2006	5/8/2006	24.09	4.00	18.69	22.69
2006	9/1/2006	18.73	4.01	41.36	45.37
2005	11/15/2005	22.05	49.72	(3.83)	45.89
2005	5/23/2005	14.01	39.23	(3.38)	35.85
2005	3/8/2005	19.63	48.05	(3.73)	44.32

(1)	Represents the fair value immediately preceeding the modification

We adjusted the number of shares awarded under our share-based equity plans concurrent with our June 30, 2006 two-for-one stock split. Management has concluded that the equity anti-dilution adjustments were required and accordingly, the adjustments did not require the recognition of incremental compensation expense.

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Stock option, restricted stock, deferred stock allocation and performance share activity under our Incentive Equity Plans and Non-employee Directors’ Compensation Plans are as follows:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Stock options:
Options outstanding at beginning of year	23,600	$5.04	108,536	$7.35	872,336	$7.80
Granted during the year	—		—		—
Exercised	(11,800)	4.66	(84,936)	7.99	(700,200)	8.14
Cancelled or expired	—		—		(63,600)	4.80

Options outstanding at end of year	11,800	5.42	23,600	5.04	108,536	7.35
Options exercisable at end of year	11,800	5.42	23,600	5.04	108,536	7.35
Restricted awards:
Awarded and restricted at beginning of year	649,324		386,360		243,000
Awarded during the year	164,692		324,416		302,252
Vested	(299,302)		(61,452)		(158,892)
Cancelled	—		—		—

Awarded and restricted at end of year	514,714		649,324		386,360
Performance shares:
Allocated at beginning of year	861,672		1,644,236		2,468,728
Allocated during the year	390,888		236,160		223,624
Issued	(529,016)		(405,036)		(542,912)
Forfeited/cancelled	—		(613,688)		(505,204)

Allocated at end of year	723,544		861,672		1,644,236
Vested or expected to vest at December 31, 2007	586,506
Directors’ retainer and voluntary shares:
Awarded at beginning of year	1,100		3,712		25,440
Awarded during the year	—		2,164		4,916
Issued	—		(4,776)		(26,644)

Awarded at end of year	1,100		1,100		3,712
Reserved for future grants or awards at end of year:
Employee plans	1,842,306		2,668,592		2,542,604
Directors’ plans	158,572		173,548		186,656

Total	2,000,878		2,842,140		2,729,260

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The intrinsic value of options exercised during 2007, 2006 and 2005 was $0.1 million, $0.7 million and $2.8 million, respectively.

A summary of our non-vested shares as of December 31, 2007 is shown below:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Nonvested, beginning of year	1,512,096	$14.35
Granted	455,892	35.10
Vested	(728,630)	11.73
Forfeited/expired	—	—

Nonvested, end of year	1,239,358	$23.53

The total compensation cost related to non-vested awards not yet recognized is $13.1 million.

Exercise prices for stock options outstanding as of December 31, 2007 ranged are as follows:

Outstanding and Exercisable
Weighted
	Number of	Average	Weighted
	Shares	Remaining	Average
	Underlying	Contractual	Exercise
Range of exercise prices	Options	Life	Price

$5 - $10	11,800	1.0	$5.42

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 12 —	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Components of Accumulated Other Comprehensive Income (Loss) and related tax effects allocated to each are shown below:

	Pre-tax	Tax Benefit	After-tax
	Amount	(Provision)	Amount
	(In millions)

Year-ended December 31, 2005:
Minimum postretirement benefit liability	$(107.9)	$7.1	$(100.8)
Foreign currency translation adjustments	(24.7)	—	(24.7)
Unrealized loss on derivative financial instruments	(2.6)	0.8	(1.8)
Unrealized gain on securities	2.6	(0.9)	1.7

	$(132.6)	$7.0	$(125.6)

Year ended December 31, 2006:
Minimum postretirement benefit liability	$(80.3)	$(2.6)	$(82.9)
Foreign currency translation adjustments	9.6	—	9.6
Unrealized gain on derivative financial instruments	6.4	(1.9)	4.5
Unrealized gain on securities	14.7	(5.1)	9.6
Cumulative effect of implementing SFAS 158	(171.1)	60.4	(110.7)

	$(220.7)	$50.8	$(169.9)

Year ended December 31, 2007:
Postretirement benefit liability	$(192.5)	$37.7	$(154.8)
Foreign currency translation adjustments	96.5	—	96.5
Unrealized net gain on derivative financial instruments	26.7	(8.0)	18.7
Unrealized loss on interest rate swap	(1.4)	0.5	(0.9)
Unrealized gain on securities	15.7	(5.5)	10.2

	$(55.0)	$24.7	$(30.3)

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Accumulated Other Comprehensive Income (Loss) balances are as follows:

						Unrealized
						Net Gain
			Unrealized		Unrealized	(Loss) on	Accumulated
	Postretirement	Adoption	Net Gain	Foreign	(Loss) on	Derivative	Other
	Benefit	of SFAS	on	Currency	Interest	Financial	Comprehensive
	Liability	No. 158	Securities	Translation	Rate Swap	Instruments	Gain (Loss)
	(In millions)

Balance December 31, 2004	$(81.2)	$—	$0.2	$—	$—	$—	$(81.0)
Change during 2005	(19.6)	—	1.5	(24.7)	—	(1.8)	(44.6)

Balance December 31, 2005	(100.8)	—	1.7	(24.7)	—	(1.8)	(125.6)
Change during 2006	17.9	(110.7)	7.9	34.3	—	6.3	(44.3)

Balance December 31, 2006	(82.9)	(110.7)	9.6	9.6	—	4.5	(169.9)
Change during 2007	(71.9)	110.7	0.6	86.9	(0.9)	14.2	139.6

Balance December 31, 2007	$(154.8)	$—	$10.2	$96.5	$(0.9)	$18.7	$(30.3)

NOTE 13 —	SHAREHOLDERS’ EQUITY

Under our share purchase rights plan, one-quarter of a right is attached to each of our common shares outstanding or subsequently issued. One right entitles the holder to buy from us one-hundredth of one common share. The rights expired on September 19, 2007.

NOTE 14 —	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and fair value of our financial instruments at December 31, 2007 and 2006 were as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(In millions)

Cash and cash equivalents	$157.1	$157.8	$351.7	$351.7
Derivative assets	69.5	69.5	32.9	32.9
Long-term receivable*	50.0	61.4	55.7	68.4
Marketable securities*	74.6	73.1	28.9	28.9
Hedge contracts (long-term)	5.9	5.9	3.6	3.6
Long-term debt*	446.2	445.7	6.9	6.6
Deferred payment	96.2	96.2	—	—

*	Includes current portion.

Certain supply agreements with one of our North American customers include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnace. The supplemental pricing is characterized as an embedded derivative instrument and is required to be accounted for separately from the contract base price. The embedded derivative instrument, which is finalized based on a future price, is marked to fair value as revenue adjustments each reporting period until the

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

product is consumed and the amount is settled. Derivative assets, representing the fair value of pricing factors, were $53.8 million and $26.6 million on the December 31, 2007 and December 31, 2006 Statements of Consolidated Financial Position, respectively.

The fair value of the long-term receivable from ArcelorMittal USA of $60.9 million and $68.4 million at December 31, 2007 and December 31, 2006, respectively, is based on the discount rate utilized by the Company, which represents an approximate fixed borrowing rate. Portman has a non-interest bearing rail credit receivable of $0.5 million and $0.8 million at December 31, 2007 and December 31, 2006 respectively.

Marketable securities consist of the following:

	Book Value		Fair Value
	2007	2006	2007	2006
	(In millions)

Held to maturity — current	$18.9	$—	$19.0	$—
Held to maturity — non-current	25.8	—	24.2	—

Total held to maturity	44.7	—	43.2	—
Available for sale — non-current	29.9	28.9	29.9	28.9

Total	$74.6	$28.9	$73.1	$28.9

Asset backed securities	$23.1
Floating rate notes	21.6

	$44.7

At December 31, 2007, we held investments totaling $44.7 million which were stated at cost and classified as held to maturity. The investments are held in asset-backed securities and floating rate notes. We evaluate our investments in securities for impairment at each reporting period in accordance with SFAS 115. If a decline in fair value is judged other than temporary, the basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included as a realized loss.

The fair value of our current held to maturity investments, consisting primarily of floating rate note investments, is below cost. We intend to hold these investments to maturity, when we will contractually receive the face value of these investments. The impairment of the floating rate note investment was determined to be temporary and no impairment was recognized.

We own 9.2 million shares of PolyMet Corp common stock, representing 6.7 percent of issued shares as a result of the sale of certain land, crushing and concentrating and other ancillary facilities located at our Cliffs Erie site (formerly owned by LTVSMC) to PolyMet. We intend to hold our shares of PolyMet indefinitely. We have the right to participate in up to 6.7 percent of any future financing and PolyMet has the first right to acquire or place Cliffs shares should it choose to sell. We classified the shares as available-for-sale and record mark-to-market changes in the value of the shares to other comprehensive income.

At December 31, 2007, our North American Iron Ore mining ventures had in place forward purchase contracts, designated as normal purchases, of natural gas and diesel fuel in the notional amount of $39.4 million and $13.2 million, respectively. The unrecognized fair value gain on the contracts at December 31, 2007, which mature at various times through December 2009 was estimated to be $5.7 million based on December 31, 2007 forward rates.

At our Asia-Pacific iron ore operations, we hedge a portion of our United States currency-denominated sales in accordance with a formal policy. The primary objective for using derivative financial instruments is to reduce the earnings volatility attributable to changes in Australian and United States currency fluctuations. We had $15.7 million and $6.3 million of hedge contracts recorded as Derivative assets on the December 31, 2007 and

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

2006 Statements of Consolidated Financial Position, respectively, and $5.9 million and $3.6 million of hedge contracts recorded as long-term assets as Deposits and miscellaneous on the Statements of Consolidated Financial Position at December 31, 2007 and 2006, respectively.

The fair value of long-term debt is as follows:

	Carrying	Fair
	Value	Value
	(In millions)

Term loan	$200.0	$200.0
Revolving loan	240.0	240.0
Customer borrowings	6.2	5.7

Total	$446.2	$445.7

The term loan and revolving loan are variable rate interest and approximate fair value. The fair value of the customer borrowings was determined based on a discounted cash flow analysis and estimated current borrowing rates. See NOTE 6 — CREDIT FACILITIES.

NOTE 15 —	EARNINGS PER SHARE

The following table summarizes the computation of basic and diluted earnings per share.

	2007		2006		2005
		Per		Per		Per
	Amount	Share	Amount	Share	Amount	Share
	(In millions, except per share)

Income from continuing operations	$269.8	$3.25	$279.8	$3.33	$273.2	$3.15
Preferred dividend	(5.2)	(.06)	(5.6)	(.07)	(5.6)	(.07)

Income from continuing operations applicable to common shares	264.6	3.19	274.2	3.26	267.6	3.08
Discontinued operations	0.2	—	0.3	—	(0.8)	(.01)
Cumulative effect	—	—	—	—	5.2	.06

Income applicable to common shares — basic	264.8	$3.19	274.5	$3.26	272.0	$3.13

Dilutive effect preferred dividend	5.2		5.6		5.6

Income applicable to common shares plus assumed conversions — diluted	$270.0	$2.57	$280.1	$2.60	$277.6	$2.50

Average number of shares (in thousands)
Basic	82,988		84,144		86,912
Employee stock plans	528		962		2,122
Convertible preferred stock	21,510		22,548		22,312

Diluted	105,026		107,654		111,346

NOTE 16 —	CONTINGENCIES

We have been named defendants in 485 actions brought from 1986 to date by former seamen in which the plaintiffs claim damages under federal law for illnesses allegedly suffered as the result of exposure to airborne asbestos fibers while serving as crew members aboard the vessels previously owned or managed by our entities until

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

the mid-1980s. All of these actions have been consolidated into multidistrict proceedings in the Eastern District of Pennsylvania, whose docket now includes a total of over 30,000 maritime cases filed by seamen against ship-owners and other defendants. All of these cases have been dismissed without prejudice, but can be reinstated upon application by plaintiffs’ counsel. The claims against our entities are insured in amounts that vary by policy year; however, the manner in which these retentions will be applied remains uncertain. Our entities continue to vigorously contest these claims and have made no settlements on them.

We are periodically involved in litigation incidental to our operations. We believe that any pending litigation will not result in a material liability in relation to our consolidated financial statements.

NOTE 17 —	CASH FLOW INFORMATION

Cash payments for interest and income taxes are as follows:

	2007	2006	2005
	(In millions)

Taxes paid on income	$123.6	$95.7	$86.2
Interest paid on debt obligations	16.6	2.7	2.0

We acquired PinnOak for $450 million in cash, of which $108.4 million was deferred until December 31, 2009, plus the non-cash assumption of $159.6 million in debt, which was repaid at closing. The deferred payment was discounted to $93.7 million using a credit-adjusted risk-free rate of six percent. In conjunction with the acquisition, liabilities assumed are as follows:

(In millions)

Fair value of assets acquired	$850.8
Cash paid	(346.4)
Non-cash debt assumed	(159.6)
Deferred payment	(93.7)
Acquisition costs	(1.5)

Liabilities assumed	$249.6

A reconciliation of capital additions to cash paid for capital expenditures is as follows:

	2007	2006	2005
	(In millions)

Capital additions	$235.1	$112.5	$109.8
Cash paid for capital expenditures	199.5	119.5	97.8

Difference	$35.6	$(7.0)	$12.0

Non-cash accruals	$4.7	$(7.0)	$12.0
Capital leases	30.9	—	—

Total	$35.6	$(7.0)	$12.0

Cleveland-Cliffs Inc and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NOTE 18 —	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	2007
	Quarters
	First	Second	Third	Fourth	Year
	(In millions, except per common share)

Revenues from product sales and services	$325.5	$547.6	$619.6	$782.5	$2,275.2
Sales margin	61.8	129.6	107.3	163.3	462.0
Income before extraordinary gain and cumulative effect of accounting change	32.5	86.9	56.9	93.7	270.0
Net income	32.5	86.9	56.9	93.7	270.0
Earnings per share
Basic	$.39	$1.05	$.67	$1.07	$3.19
Diluted	.31	.83	.54	.89	2.57

The sum of quarterly EPS may not equal EPS for the year due to discrete quarterly calculations.

Our 2007 financial statements include PinnOak’s results since the July 31, 2007 acquisition.

	2006
	Quarters
	First	Second	Third	Fourth	Year

Revenues from product sales and services	$306.4	$486.2	$580.1	$549.0	$1,921.7
Sales margin	55.4	128.7	132.5	97.4	414.0
Income before extraordinary gain and cumulative effect of accounting change	37.9	83.1	89.1	70.0	280.1
Net income	37.9	83.1	89.1	70.0	280.1
Earnings per share
Basic	$.42	$.96	$1.07	$.85	$3.26
Diluted	.34	.77	.84	.67	2.60

NOTE 19 —	STOCK SPLIT

All common shares and per share amounts have been adjusted retroactively to reflect the two-for-one stock split effective May 15, 2008.

Cleveland-Cliffs Inc and Consolidated Subsidiaries
Schedule II — Valuation and Qualifying Accounts

		Additions
		Charged
	Balance at	to Cost	Charged			Balance at
	Beginning	and	to Other			End of
Classification	of Year	Expenses	Accounts	Acquisition	Deductions	Year
	(Dollars in millions)

Year Ended December 31, 2007:
Deferred Tax Valuation Allowance	$11.9	$13.0	$1.4	$—	$—	$26.3
Allowance for Doubtful Accounts	—	—	—	—	—	—
Year Ended December 31, 2006:
Deferred Tax Valuation Allowance	$11.1	$—	$0.8	$—	$—	$11.9
Allowance for Doubtful Accounts	2.9	(2.9)	—	—	—	—
Year Ended December 31, 2005:
Deferred Tax Valuation Allowance	8.9	—	—	11.1	8.9	11.1
Allowance for Doubtful Accounts	4.8	—	—	—	1.9	2.9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Cleveland-Cliffs Inc
Cleveland, OH

We have audited the internal control over financial reporting of Cleveland-Cliffs Inc and subsidiaries (the “Company”) as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management’s Report on Internal Controls Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at PinnOak Resources, LLC, which was acquired on July 31, 2007 and whose financial statements constitute 9% and 25% of net and total assets, respectively, 4% of revenues and (17%) of net income of the consolidated financial statement amounts as of and for the year ended December 31, 2007. Accordingly, our audit did not include the internal control over financial reporting at PinnOak Resources, LLC. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Controls Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2007 of the Company and our report dated February 29, 2008 expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of new accounting standards.

/s/  DELOITTE & TOUCHE LLP

Cleveland, OH
February 29, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Cleveland-Cliffs Inc
Cleveland, OH

We have audited the accompanying statements of consolidated financial position of Cleveland-Cliffs Inc and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related statements of consolidated operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule (Schedule II — Valuation and Qualifying Accounts). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cleveland-Cliffs Inc and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2008, expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Notes 1 and 9 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007. As discussed in Notes 1, 8, and 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006. Additionally, as discussed in Note 1 to the consolidated financial statements, in 2005 the Company changed its method of accounting for stripping costs incurred during the production phase of a mine.

/s/  DELOITTE & TOUCHE LLP

Cleveland, OH
February 29, 2008 (August 8, 2008 as to the effects of the stock split described in Note 19)

Management’s Report on Internal Controls Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act. Our internal control system was designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

On July 31, 2007, we completed our acquisition of 100 percent of PinnOak. As permitted by the SEC, we excluded PinnOak from management’s assessment of internal control over financial reporting as of December 31, 2007. PinnOak constituted approximately 9 percent and 25 percent of net and total assets, respectively, as of December 31, 2007 and four percent and negative 17 percent of consolidated total revenues and net income, respectively. PinnOak will be included in management’s assessment of the internal control over financial reporting for the Company as of December 31, 2008.

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2007. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework . Based on our assessment, we concluded that, as of December 31, 2007, our internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of December 31, 2007, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report that appears herein.

February 29, 2008